Exhibit 99.1

NORTH CAROLINA
UTILITIES COMMISSION
RALEIGH

DOCKET NO. E-2, SUB 1370

BEFORE THE NORTH CAROLINA UTILITIES COMMISSION

In the Matter of Joint Petition of Duke Energy Carolinas, LLC, and Duke Energy Progress, LLC, for Storm Recovery Financing Orders	) ) )	FINANCING ORDER

HEARD:	Monday, April 21, 2025, at 1:00 p.m., in Commission Hearing Room 2115, Dobbs Building, 430 Salisbury Street, Raleigh, North Carolina

BEFORE:	Commissioner Floyd B. McKissick, Jr., Presiding; Chair Karen M. Kemerait; and Commissioners Jeffrey A. Hughes, William M. Brawley, Tommy Tucker, and Steven J. Levitas

APPEARANCES:

For Duke Energy Progress, LLC:

Kathleen Hunter Richard, Duke Energy Corporation, 410 South Wilmington Street, Raleigh, North Carolina 27601

Camal O. Robinson, Duke Energy Corporation, 525 South Tyron Street, Charlotte, North Carolina 28202

Kristin M. Athens, McGuireWoods LLP, 501 Fayetteville Street, Suite 500, Raleigh, North Carolina 27601

For the Carolina Industrial Group for Fair Utility Rates II and III:

Christina D. Cress and Marianna Baggett McMurry, Ward and Smith, P.A., 127 Racine Drive, Wilmington, North Carolina 28403

For the Carolina Utility Customers Association, Inc.:

Christina D. Cress and Marianna Baggett McMurry, Ward and Smith, P.A., 127 Racine Drive, Wilmington, North Carolina 28403

For the Using and Consuming Public:

William E. H. Creech, Jennifer T. Harrod, and Anne M. Keyworth, Public Staff — North Carolina Utilities Commission, 4326 Mail Service Center, Raleigh, North Carolina 27699

BY THE COMMISSION: Section 62-172 of the North Carolina General Statutes (Storm Securitization Statute) authorizes the Commission to allow electric public utilities to securitize certain Storm Recovery Costs1 provided that, among other things, the proposed securitization is expected to provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds.2 See N.C. Gen. Stat. § 62-172(b)(2).

Commission Rule R8-75 provides the standards and procedures governing financing for Storm Recovery Costs pursuant to N.C.G.S. § 62-172. In particular, Commission Rule R8-75(d)(1)(i) provides that an electric public utility that decides to pursue securitization of Storm Recovery Costs by petitioning the Commission for a Financing Order must first obtain Commission review and approval of the Storm Recovery Costs proposed for financing through one of several mechanisms, including, but not limited to, a proceeding for the purpose of review and approval of Storm Recovery Costs to determine if they were prudently incurred, i.e., a “prudency review.”

This matter is before the Commission on a Joint Petition for Financing Orders (Financing Orders Petition) brought by Duke Energy Progress, LLC (DEP), along with Duke Energy Carolinas, LLC (DEC, and together with DEP, Duke), under the Storm Securitization Statute.

PROCEDURAL HISTORY

Prudency Review Proceeding

On December 2, 2024, in Docket Nos. E-7, Sub 1321 and E-2, Sub 1362, DEC and DEP filed a Joint Petition for Expedited Review and Approval of Storm Recovery Costs (Prudency Review Petition), which requested that the Commission grant authorization for the review and approval of Duke’s Storm Recovery Costs (Prudency Review Proceeding), pursuant to Commission Rule R8-75.

On February 11, 2025, DEC, DEP, and the Public Staff filed an agreement and stipulation of settlement settling issues relevant to the Prudency Review Petition as well as the present proceeding regarding Duke’s Financing Orders Petition.

1 See N.C.G.S. § 62-172(a)(16). Capitalized terms not otherwise defined herein shall have the meaning assigned to them in N.C.G.S. § 62-172.

2 See N.C.G.S. § 62-172(a)(14).

On February 12, 2025, DEC, DEP, the Public Staff, the Carolina Industrial Group for Fair Utility Rates II (CIGFUR II) and III (CIGFUR III) (together, CIGFUR), and the Carolina Utility Customers Association, Inc. (CUCA), filed an amended agreement and stipulation of settlement (Prudency Review Stipulation).

On April 16, 2025, the Commission issued an order in the Prudency Review Proceeding approving DEC and DEP’s Prudency Review Petition, approving the Prudency Review Stipulation in its entirety, and determining that approximately $461 million of DEP’s Storm Recovery Costs are eligible to be recovered using securitization. Order Accepting Stipulation and Approving Storm Recovery Costs, Joint Petition of Duke Energy Carolinas, LLC, and Duke Energy Progress, LLC, for Expedited Review and Approval of Storm Recovery Costs, Nos. E 7, Sub 1321, E-2, Sub 1362 (N.C.U.C. Apr. 16, 2025) (Prudency Review Order). The Commission determined that DEP’s Storm Costs (as defined therein) were just and reasonable and prudently incurred to the extent such costs represent actual amounts of $461 million as of 2025, under Rule R8-75(d). Prudency Review Order at 30.

Financing Order Proceeding

On February 3, 2025, in the above-captioned docket as well as in Docket No. E-7, Sub 1325, DEP and DEC filed a Joint Petition for Financing Orders (Financing Orders Petition), which requested that the Commission grant authorization for the financing of Duke’s Storm Recovery Costs using a securitization structure authorized by N.C.G.S. § 62-172 and the establishment of storm reserves.3 Along with the Financing Orders Petition, Duke filed the direct testimony and exhibits of Thomas J. Heath, Jr., Corporate Finance Director, DEBS; Vincent Cimino, Managing Director of RBC Capital Markets, LLC; Jacalyn H. Moore, Rates and Regulatory Strategy Manager, DEBS; LaWanda M. Jiggetts, Rates & Regulatory Strategy Director, DEC; and Nicholas Speros, Director of Accounting, DEBS. Along with the Financing Orders Petition, identified as Financing Orders Petition Exhibit B, DEP submitted a proposed Financing Order.

In the Financing Orders Petition, DEP requested that the Commission issue an order (Financing Order) permitting DEP to recover significant storm expenditures that it incurred because of Hurricanes Helene, Debby, and Ian (collectively, Storms), and to establish storm reserves. Specifically, DEP sought the following: (1) authorization to finance its Securitizable Balance;4 (2) approval of the proposed securitization financing structure; (3) approval to issue Storm Recovery Bonds, secured by the pledge of Storm Recovery Property,5 in one or more series in an aggregate principal amount not to exceed the relevant Securitizable Balance (as of the date the first series of Storm Recovery Bonds are issued); (4) for approval of the Financing Costs,6 including up-front Financing Costs and ongoing Financing Costs, incurred in connection with the issuance of Storm Recovery Bonds; (5) for approval to create Storm Recovery Property, including the right to (a) impose, bill, charge, collect, and receive nonbypassable Storm Recovery Charges sufficient to recover the principal of, and interest on, the Storm Recovery Bonds plus ongoing Financing Costs; and (b) obtain periodic formulaic adjustments to the Storm Recovery Charge as provided in this Financing Order; and (6) for approval of the tariff to implement the Storm Recovery Charge (Tariff).

3 See N.C.G.S. § 62-172(a)(16)b.

4 See Finding of Fact No. 6 defining Securitizable Balance.

5 See N.C.G.S. § 62-172(a)(17).

6 See N.C.G.S. § 62-172(a)(6).

On February 25, 2025, DEP and DEC filed the Supplemental Direct Testimony and Exhibits of Jiggetts, Heath, and Moore (Supplemental Testimony).

On March 26, 2025, DEP and DEC filed the Corrected Supplemental Direct Testimony and Exhibits of Jiggetts (Corrected Supplemental).

On April 1, 2025, the Public Staff filed the Joint Testimony of Michael Bartolotta, Michael Newman, and Chaffin Snider; and the Joint Testimony of Darrus Cofield, Hemanth Meda, and Fenge Zhang.

On April 11, 2025, Duke filed the Rebuttal Testimony of Jiggetts and Speros and Heath.

On April 15, 2025, DEP, DEC, and the Public Staff filed an agreement and stipulation of settlement settling all issues in this case.

On April 17, 2025, DEP, DEC, the Public Staff, CIGFUR, and CUCA (collectively, Stipulating Parties) filed an amended agreement and stipulation of settlement (Financing Order Stipulation) to include CUCA and CIGFUR.

The Commission held a hearing on April 21, 2025, for the purpose of receiving expert witness testimony regarding the Financing Orders Petition. DEP presented the testimony of witnesses Heath, Cimino, Moore, Speros and Jiggetts. The Public Staff presented the testimony of witnesses Bartolotta, Newman, Snider, Cofield, Meda, and Zhang.

On May 12, 2025, the Stipulating Parties unanimously filed a Joint Proposed Financing Order applicable to DEP’s Financing Order Petition.

STANDARD OF REVIEW

Procedure Before the Commission

Pursuant to Chapter 62 of the North Carolina General Statutes, the Public Utilities Act, “[f]or the purpose of conducting hearings, making decisions and issuing orders, and in formal investigations where a record is made of testimony under oath, the Commission shall be deemed to exercise functions judicial in nature.” N.C.G.S. § 62-60. In conducting this proceeding, the Commission has acted in a judicial capacity by conducting hearings to receive evidence, including expert witness testimony under oath, developing a record of evidence, and making its decisions based on that record, consistent with its authority pursuant to N.C.G.S. § 62-60.

When acting in a judicial capacity, the Commission must apply the rules of evidence “insofar as practicable[.]” N.C.G.S. § 62-65(a). “All evidence, including records and documents in the possession of the Commission of which it desires to avail itself, shall be made a part of the record in the case by definite reference thereto at the hearing.” Id. Ultimately, the Commission must base its decisions upon competent, material, and substantial evidence it derives through consideration of the whole record. Id.

Stipulations

Section 62-69 of the Public Utilities Act states that “[i]n all contested proceedings the Commission . . . shall encourage the parties and their counsel to make and enter stipulations.” N.C.G.S. § 62-69(a). Stipulations are encouraged, among other reasons, to clarify issues of fact and law when deemed to be expedient and in the public interest by the Commission. Id. Stipulations that are entered into by all of the parties before the Commission may form the basis of informal disposition of a contested proceeding under N.C.G.S. § 62-69(a). State ex rel. Utils. Comm’n v. Cooper, 366 N.C. 484, 739 S.E.2d 541 (2013).

Statutory Cost Objectives

As stated above, the Storm Securitization Statute authorizes the Commission to allow electric public utilities to securitize Storm Recovery Costs provided that, among other things, the proposed securitization is expected to provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds.7 See N.C.G.S. § 62-172(b)(3)b.2. Accordingly, to approve DEP’s Financing Order Petition and the Financing Order Stipulation, the Commission must find that, based upon competent, material, and substantial evidence in the whole record, securitizing the Storm Recovery Costs is expected to provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds. Further, the Storm Securitization Statute also requires that the Commission make a finding that the structuring and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in the Financing Order. N.C.G.S. § 62-172(b)(3)b.3.

WHEREUPON, the Commission makes the following

FINDINGS OF FACT

Jurisdiction

1.       DEP is duly organized as a public utility operating under the laws of the State of North Carolina and is subject to the jurisdiction of the Commission. DEP is engaged in the business of generating, transmitting, distributing, and selling electric power and energy to the public in the coastal and eastern regions of North Carolina, the lower Piedmont section of North Carolina, an area in western North Carolina in and around the city of Asheville, and an area in the northeastern portion of South Carolina. DEP is a wholly owned subsidiary of Duke Energy Corporation, and its office and principal place of business is located in Raleigh, North Carolina.

7 N.C.G.S. § 62-172(a)(14).

2.       Under Chapter 62 of the General Statutes of North Carolina, the Commission has jurisdiction over the rates and charges, rate schedules, classifications, and practices of DEP regarding its North Carolina operations.

3.       DEP is lawfully before the Commission based upon its petition for a Financing Order pursuant to N.C.G.S. §§ 62-133 and 62-172 and Commission Rule R1-17.

4.       The Securitization Statute was enacted on November 6, 2019. This Financing Orders Petition by Duke is the second petition by Duke pursuant to the Securitization Statute.

5.       DEP has previously issued $770 million of Storm Recovery Bonds in November 2021 pursuant to the Securitization Statute (2021 DEP Transaction) and DEC has previously issued $237 million of storm recovery bonds in November 2021 pursuant to the Securitization Statute (with 2021 DEC Transaction, 2021 NC Transactions).

Financing Orders Petition

6.       In the Financing Orders Petition, DEP requested authority to issue Storm Recovery Bonds in one or more series8 in the amount of up to approximately $596.21 million, which consists of $468.17 million of operating and maintenance (O&M) and capital costs plus $100 million in storm reserves and $22.21 million of carrying costs from the date of the Storms through the issuance date of the Storm Recovery Bonds (Carrying Costs),9 calculated at the relevant weighted average cost of capital (WACC) approved by the Commission and cost of debt associated with special term financing for Hurricanes Debby and Helene (Carrying Costs Calculation), plus up-front Financing Costs of issuing the Storm Recovery Bonds of approximately $5.83 million. The up-front Financing Costs are subject to change and update prior to the pricing of the Storm Recovery Bonds plus or minus any adjustment to Carrying Costs necessary to account for the number of days, as applicable, either greater than or less than assumed in the Carrying Cost Calculation based on the projected issuance date for the Storm Recovery Bonds. This amount, as updated through the Issuance Advice Letter process described in Finding of Fact No. 48, is referred to herein as the Securitizable Balance. The Financing Orders Petition meets the requirements for a petition for a Financing Order set forth under N.C.G.S. § 62-172(b)(1).

8 DEP requests the ability to issue the Storm Recovery Bonds in multiple series should it be advantageous towards achieving the Statutory Cost Objectives (as defined herein).

9 This amount assumes the Storm Recovery Bonds are issued on November 1, 2025, which was Duke’s projected date of issuance at the time they filed the Financing Orders Petition.

Prudency Review Order

7.         In the Prudency Review Order, the Commission approved the total reasonable and prudent Storm Recovery Costs eligible for recovery using securitization as approximately $461.21 million for DEP consisting of: (a) incremental O&M incurred as a result of the Storms of $273.16 million, (b) capital costs, including applicable carrying charges, associated with Hurricane Helene of $172.64 million, and (c) accrued carrying costs of $15.41 million calculated at the applicable after tax cost of debt.

8.         In addition, pursuant to the Prudency Review Order, DEP may update the estimated carrying costs component being approved in order to account for any difference in carrying costs resulting from DEP’s estimated date of issuance and actual date of issuance.

Financing Order Stipulation

9.         On April 15, 2025, DEP, DEC, and the Public Staff filed the Financing Order Stipulation resolving all of the issues between DEP, DEC, and the Public Staff in this proceeding, including the up-front Financing Costs, ongoing Financing Costs, servicing and administration fees, Tail-end Collections (as defined in Finding of Fact No. 19), capital contributions, and the Public Staff consultant’s statutory benefits confirmation letter. On April 17, 2025, the Stipulating Parties filed an amendment to the Financing Order Stipulation to include CUCA and CIGFUR.

10.       The Financing Order Stipulation is the product of give-and-take in settlement negotiations between DEP, DEC, the Public Staff, CUCA, and CIGFUR, is material evidence in this proceeding, and is entitled to be given appropriate weight in this proceeding.

11.       The provisions of the Financing Order Stipulation are just and reasonable to all parties to this proceeding and serve the public interest.

Costs Eligible for Recovery Through Securitization

Storm Recovery Costs

12.       Consistent with the Commission’s findings and conclusions in the Prudency Review Order, Storm Recovery Costs of up to approximately $461.21 million, subject to adjustments including the final amount of carrying costs through the issuance date of the Storm Recovery Bonds, are eligible for recovery through securitization.10 No storm reserves will be financed through the Storm Recovery Bonds.

Up-front Financing Costs

13.       DEP’s proposed up-front Financing Costs, revised in its Supplemental Testimony, in the estimated amount of $5.15 million, subject to adjustment in the Issuance Advice Letter that DEP will file with the Commission after the Storm Recovery Bonds are priced, and as described in Finding of Fact No. 48, are reasonable and prudent and eligible for recovery through securitization.

10 See Prudency Review Order at 30.

14.       The agreement between the Stipulating Parties to establish a regulatory asset for the undercollection of prudently incurred up-front Financing Costs or to establish a regulatory liability to return any overcollection of prudently incurred up-front Financing Costs in DEP’s next general rate case as compared to the amounts appearing in the Issuance Advice Letter, as set forth in the Financing Order Stipulation, is just and reasonable to all parties in light of all of the evidence presented.

Ongoing Financing Costs

15.       The ongoing Financing Costs identified in DEP’s Supplemental Testimony and in Attachment 4 of the form Issuance Advice Letter (Appendix C hereto), estimated to be approximately $671,000 annually, subject to update and adjustment in the Issuance Advice Letter as described in this Order, are reasonable and prudent and qualify as Financing Costs eligible for recovery pursuant to N.C.G.S. § 62-172(a)(6).

16.       The provisions of the Financing Order Stipulation regarding the audit of ongoing Financing Costs and standards for resolution of potential disputed amounts are just and reasonable to all parties in light of all of the evidence presented.

Servicing and Administration Fees

17.       The provisions regarding establishment of a regulatory asset or liability, separate and apart from the regulatory assets and liabilities of other types of securitization related costs and benefits, for the purpose of tracking of servicing and administration fees received by DEP from the Special Purpose Entity (SPE) that issues the Storm Recovery Bonds and the incremental costs incurred by DEP in fulfilling the required functions under the servicing and administration agreements of the Financing Order Stipulation are just and reasonable to all parties in light of all of the evidence presented.

Capital Contributions

18.       The agreement between the Stipulating Parties that DEP’s capital contribution to the DEP SPE shall earn a return at the interest rate of the longest maturing tranche of the Storm Recovery Bonds, provided, however that such rate shall not exceed DEP’s after-tax WACC approved by the Commission in Docket No. E-2, Sub 1300, is just and reasonable to all parties in light of all of the evidence presented.

Tail-end Collections

19.       The provisions in the Financing Order Stipulation regarding collections of Storm Recovery Charges after the Storm Recovery Bonds and all related Financing Costs have been repaid in full (Tail-end Collections) are just and reasonable to all parties in light of all of the evidence presented.

Structure of Issuance

20.       DEP’s proposed financing structure adheres to the requirements of the Securitization Statute.

Special Purpose Entities

21.       For purposes of securitization, it is reasonable for DEP to create one or more SPEs,11 each of which will be a Delaware limited liability company (LLC) with DEP as its sole member. Any such DEP SPE will be an Assignee as defined in N.C.G.S. § 62-172(a)(2), and when an interest in Storm Recovery Property is transferred, other than as security, to such DEP SPE, such DEP SPE may issue Storm Recovery Bonds in accordance with this Financing Order.

Storm Recovery Property

22.       It is reasonable for DEP to sell or otherwise transfer Storm Recovery Property to the DEP SPE pursuant to the terms of this Financing Order. Upon the transfer by DEP of the Storm Recovery Property to the DEP SPE, the DEP SPE will have all of the rights, title, and interest of DEP with respect to such Storm Recovery Property, including the right to impose, bill, charge, collect, and receive the Storm Recovery Charge authorized by this Financing Order and to obtain periodic formulaic adjustments to each Storm Recovery Charge. Such Storm Recovery Property is expected to be pledged by the DEP SPE to be held and administered by an indenture trustee as collateral for payment of the Storm Recovery Bonds to ensure that: (1) the proposed issuance of Storm Recovery Bonds and the imposition of Storm Recovery Charges will provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds; and (2) the structuring, marketing, and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order (collectively, Statutory Cost Objectives).

23.       The State of North Carolina and its agencies, including the Commission, have pledged to and agree with Bondholders, the owners of Storm Recovery Property, and other Financing Parties that the State and its agencies, including the Commission, will not alter the provisions of the Securitization Statute, which authorize the Commission to create Storm Recovery Property or take or permit any action that impairs the value of the Storm Recovery Property, as further described in N.C.G.S. § 62-172(k)(1).

11 For purposes of this Financing Order, all references to the DEP SPE shall include any DEP SPE that is created to recover the Securitizable Balance pursuant to this Financing Order.

Form of Transaction Documents

24.       The forms of the purchase and sale agreement, administration agreement, limited liability company agreement, indenture, and the servicing agreement, originally filed as exhibits to witness Thomas J. Heath Jr.’s testimony (collectively, Transaction Documents) are in the public interest and necessary to facilitate the transaction and are approved, subject to Finding of Fact No. 25 that follows.

25.       It is reasonable and appropriate for any modifications to the Transaction Documents to be reviewed by the Bond Advisory Team, defined below in Finding of Fact No. 44, for compliance with the terms of this Financing Order.

Offering and Sale of Bonds

26.       It is reasonable for DEP to issue the Storm Recovery Bonds through a negotiated sale or other sales option to achieve the Statutory Cost Objectives.

Amortization of Storm Recovery Bonds

27.       DEP’s proposal related to the length of the bond period is just and reasonable to all parties in light of all of the evidence presented. The expected term of the scheduled final payment date of the last maturing tranche of bonds issued pursuant to the authority granted herein, as determined in the reasonable discretion of DEP, is to be approximately 20 years from the issuance of the series of Storm Recovery Bonds. The legal maturity date of each tranche may be longer than the scheduled final payment date for that tranche.

Interest Rates of Storm Recovery Bonds

28.       It is appropriate for each tranche of the Storm Recovery Bonds to have a fixed interest rate, determined consistent with current market conditions. If market conditions change and it becomes necessary, in order to best achieve the Statutory Cost Objectives, for one or more tranches of bonds to be issued in floating-rate mode, DEP is authorized to issue such bonds but will be required to execute agreements to swap the floating payments to fixed-rate payments to achieve the Statutory Cost Objectives.

Credit Ratings of Storm Recovery Bonds

29.       DEP should strive for the Storm Recovery Bonds to achieve AAA credit ratings or the equivalent highest credit ratings given for the type of securities the DEP SPE issues consistent with its overarching obligation to meet the Statutory Cost Objectives. DEP should agree to the necessary credit enhancements, with recovery of related costs as ongoing Financing Costs, to achieve such ratings, if and to the extent such credit enhancements and corresponding credit ratings are warranted in order to meet the Statutory Cost Objectives. The cost of any such credit enhancements shall be included in the determination of whether the Statutory Cost Objectives are met.

Security for Storm Recovery Bonds

30.       The utilization by DEP’s SPE of a collection account, including a general subaccount, a capital subaccount, and an excess funds subaccount, is reasonable and appropriate. DEP may include other subaccounts in the collection account, if necessary to obtain AAA ratings on a series of Storm Recovery Bonds.

DEP as Initial Servicer of the Storm Recovery Bonds

31.       DEP’s proposal to act as initial servicer of the Storm Recovery Bonds is reasonable and appropriate.

32.       The ongoing annual servicing fee for DEP, acting as the initial servicer, in the amount of 0.05 percent of the initial principal amount of the Storm Recovery Bonds plus out-of-pocket expenses provided for in the servicing agreement is necessary to compensate the servicer adequately and ensure the high credit quality of the Storm Recovery Bonds and is reasonable and appropriate.

DEP as Administrator of the DEP SPE

33.       DEP’s proposal to act as an administrator of the DEP SPE under the proposed financing transaction is reasonable and appropriate.

34.       The ongoing fee to be paid to the administrator of $50,000 per year plus out-of-pocket expenses included in the administration agreement is necessary to cover the costs and expenses of administering the DEP SPE and to preserve the integrity of the bankruptcy-remote structure of the DEP SPE and the high credit quality of the Storm Recovery Bonds and is reasonable and appropriate.

Storm Recovery Bonds to be Treated as Debt for Federal Income Tax Purposes

35.       DEP shall structure the Storm Recovery Bond transactions in a way that meets all requirements for the Internal Revenue Service’s (IRS) safe harbor treatment provided for in IRS Rev. Proc. 2005-62, 2005-2 C.B. 507, as modified by Revenue Procedure 2024-15, 2024-12 I.R.B. 717 (IRS Revenue Procedure).

Storm Recovery Charges

Imposition and Computation of Storm Recovery Charges

36.       To repay the Storm Recovery Bonds and ongoing Financing Costs, DEP is authorized to impose Storm Recovery Charges to be collected on a per-kWh basis from all applicable customer rate classes until the Storm Recovery Bonds and related Financing Costs are paid in full.

37.       The Securitizable Balance to be financed using Storm Recovery Bonds shall be determined in accordance with the calculation shown in Appendix A to this Financing Order.

38.       The proposed allocation methodology of the Storm Recovery Charges is based upon DEP’s approved allocation methodology in the proposed Tariff and is just and reasonable. It is just and reasonable that the Storm Recovery Charges be adjusted for any changes to the customer allocation methodology approved by the Commission in subsequent general rate proceedings for DEP.

39.       The State of North Carolina and its agencies, including the Commission, have pledged to and agree with Bondholders, the owners of the Storm Recovery Property, and other Financing Parties that the State and its agencies, including the Commission, will not, except for changes made pursuant to the True-up Mechanism (as defined in Finding of Fact No. 43), reduce, alter, or impair the Storm Recovery Charges until any and all principal, interest, premium, Financing Costs, and other fees, expenses, or charges incurred, and any contracts to be performed in connection with the Storm Recovery Bonds have been paid and performed in full, as further described in N.C.G.S. § 62-172(k)(1)d.

Treatment of Storm Recovery Charge in Tariff and on Retail Customer Bills

40.       DEP’s proposed tariff implementing the Storm Recovery Charge (Tariff) indicates the Storm Recovery Charge and the ownership of the charge.

41.       DEP is authorized to include the Storm Recovery Charge on each customer’s bill as a separate line item in accordance with the Securitization Statute. DEP will include both the rate and the amount of the Storm Recovery Charge on each bill as well as a statement that the SPE is the owner of the rights to the Storm Recovery Charges and that DEP is acting as a servicer for the SPE. DEP will discuss the bill presentation of the Storm Recovery Charge with the Bond Advisory Team to ensure compliance with the Securitization Statute.

42.       If any customer does not pay the full amount it has been billed, the amount collected will be prorated among all charge categories, including the Storm Recovery Charges and any other storm recovery charges approved by the Commission and charges of DEP, in proportion to their percentage of the overall bill.

True-up of Storm Recovery Charges

43.       The formulaic true-up mechanism (True-up Mechanism) and associated procedures described in DEP’s Tariff, which are attached to this Order as Appendix B, are reasonable and appropriate.

Bond Advisory Team Composition and Decision-Making

44.       In order to the ensure that the structuring, marketing, and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order, it is reasonable to create an advisory body that includes members who can provide representation of ratepayer interests (Bond Advisory Team) per Rule R8-75. It is further reasonable and appropriate that decisions regarding the structuring, marketing, and pricing of the Storm Recovery Bonds will be made by DEP, with input and advice from the other members of the Bond Advisory Team. It is reasonable and appropriate that the Bond Advisory Team comprise representatives of DEP, the Commission, and the Public Staff. DEP, the Commission, and the Public Staff may designate staff, counsel, and consultants to participate on the Bond Advisory Team on their behalf.

45.       It is reasonable for DEP to provide all members of the Bond Advisory Team with timely information to allow the members of the Bond Advisory Team to be fully informed and in advance regarding all aspects of the structuring, marketing, and pricing of the Storm Recovery Bonds. It is reasonable for the Bond Advisory Team to be present during communications with underwriters, credit rating agencies, and investors. It is reasonable for DEP to invite all members of the Bond Advisory Team to join all Bond Advisory Team meetings to review and comment on all aspects of the structuring, pricing, and marketing of the Storm Recovery Bonds, including without limitation the following: the selection and retention of underwriters and other transaction participants; the terms of all Transaction Documents; the length of the bond terms; the interest rates of the bonds (including whether the interest rate is floating or fixed); the capitalization of the bonds; the transaction structure; the issuance strategy; appropriate credit enhancements; and the credit rating process.

46.       Per Rule R8-75, it is reasonable and appropriate for DEP to have the sole right to select all counsel and advisors for DEP, the DEP SPE, and the underwriters.

47.       Per Rule R8-75, the Public Staff, the Public Staff’s designees, the Commission, and the Commission’s designees are not agents of Duke or the DEP SPEs. They are not issuers, sponsors, or depositors of the Storm Recovery Bonds. Their role on the Bond Advisory Team is to provide advice and input that is independent of DEP.

Issuance Advice Letter

48.       Because the actual structure and pricing of the Storm Recovery Bonds are unknown as of the issuance of this Financing Order, following determination of the final terms of the Storm Recovery Bonds and before issuance of the Storm Recovery Bonds, it is just, reasonable, and appropriate for DEP to file with the Commission an Issuance Advice Letter, as well as a form of True-up Adjustment Letter in the forms attached hereto as Appendices B and C. It is reasonable for DEP to provide the Issuance Advice Letter and True-up Adjustment Letter to the Commission no later than one business day after pricing so that the Commission can determine whether the Storm Recovery Bonds comply with the requirements set out in this Financing Order and thus may be issued. The initial Storm Recovery Charges and the final terms of the Storm Recovery Bonds described in the Issuance Advice Letter and True-up Adjustment Letter will be final unless, before noon on the third business day after pricing, the Commission issues an order finding that the proposed issuance does not comply with the terms of this Financing Order, including any of the following requirements:

(a)	That the issuance of Storm Recovery Bonds and imposition and collection of Storm Recovery Charges as authorized in this Financing Order provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds;

(b)	That the aggregate principal amount of Storm Recovery Bonds issued not exceed the Securitizable Balance;

(c)	That the Storm Recovery Bonds be issued in one or more series composed of one or more tranches having scheduled final payment date of no longer than 20 years;

(d)	That DEP has made its best efforts, consistent with achieving the Statutory Cost Objectives for the Storm Recovery Bonds, to have received a rating of AAA (or the equivalent highest credit ratings given) from at least two major rating agencies;

(e)	That the Storm Recovery Bonds be structured to achieve substantially level debt service payments on an annual basis;

(f)	That the issuance of the Storm Recovery Bonds be structured in accordance with IRS Revenue Procedure; and

(g)	That the structuring, marketing, and pricing of the Storm Recovery Bonds, result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order, including if applicable, the issuance of certain of the Storm Recovery Bonds at floating interest rates and the associated credit enhancements and interest rate swaps.

Certifications and Opinions

49.         It is just and reasonable that no later than the date the Issuance Advice Letter is filed, each lead underwriter of the Storm Recovery Bonds shall file with the Commission an independent certification confirming that the structuring, marketing, and pricing of the Storm Recovery Bonds in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order.

50.       It is just and reasonable that no later than the date the Issuance Advice Letter is filed, the Public Staff’s consultant shall file a letter opining whether the structuring, marketing, and pricing of the Storm Recovery Bonds in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. That letter shall include a report of any action or inaction which the Public Staff’s consultant believes caused the transaction or transactions not to achieve the lowest Storm Recovery Charges.

51.       Pursuant to N.C.G.S. § 62-172(n), the Commission has the discretion to engage an outside consultant and counsel subject to the conditions stated herein.

Flexibility

52.       It is reasonable and appropriate to allow DEP, in consultation with the Bond Advisory Team as described in Findings of Fact Nos. 44–47 and the Issuance Advice Letter and certification procedures described in Findings of Fact Nos. 48–51, flexibility in establishing the final terms and conditions of the Storm Recovery Bonds and therefore the ability, at its option, to cause one or more series of Storm Recovery Bonds to be issued, in order to achieve the Statutory Cost Objectives.

Statutory Cost Objectives

53.       The issuance of Storm Recovery Bonds and imposition and collection of Storm Recovery Charges as authorized in this Financing Order are expected to provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds.

54.       When performed in compliance with the terms of this Financing Order, the structuring, marketing, and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order.

Potential Corporate Consolidation

55.       In the event of a corporate consolidation between DEC and DEP, Duke shall file with the Commission a proposal for the treatment of the Storm Recovery Charge and the ongoing administration of the Storm Recovery Bonds for Commission approval. The proposal shall ensure continued compliance with the terms of this Financing Order and the Securitization Statute. Any necessary adjustments resulting from the Commission-approved approach, including administrative modifications or true-up adjustments, shall be addressed in accordance with this Financing Order, the Securitization Statute and any other applicable law. The proposal will not be made in this docket and shall be subject to appropriate proceedings allowing for discovery and evidentiary presentations by the Public Staff and intervenors. The Commission’s review of any such submission shall be conducted in a manner that ensures compliance with the Securitization Statute and the recovery of revenues sufficient to timely pay principal of and interest on the Storm Recovery Bonds, as well as ongoing Financing Costs. Nothing in this Finding of Fact shall be construed to alter or impair and no action taken pursuant hereto shall alter or impair the rights of Storm Recovery Bondholders or the enforceability of the Storm Recovery Property as established under this Financing Order and applicable law, including the Securitization Statute.

56.       In the event of a corporate consolidation between DEC and DEP, the merged entity shall be deemed a successor servicer, and the Storm Recovery Charge shall continue to be administered in a manner consistent with this Financing Order, applicable law, including the Securitization Statute, and any Commission-approved adjustments.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 1–5

Jurisdiction

The evidence supporting these findings of fact is contained in the Financing Orders Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions are informational, procedural, and jurisdictional in nature, and are not contested by any party.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 6–8

Financing Orders Petition and Prudency Review Order

The evidence supporting these findings of fact is contained in the Financing Orders Petition, the direct and supplemental testimony of DEP witness Jiggetts, and the entire record in this proceeding and the Prudency Review Proceeding.

The Financing Orders Petition included a description of DEP’s storm recovery activities, an estimate of the Storm Recovery Costs, the proposed level of storm reserves, an indicator of the amount of Storm Recovery Costs to be financed using Storm Recovery Bonds, an estimate of the Financing Costs related to the bonds, an estimate of the Storm Recovery Charges necessary to recover costs, and a comparison between the net present value of the cost to customers estimated to result from the issuance of Storm Recovery Bonds and the cost that would result from the application of the traditional method of financing and recovering its Storm Recovery Costs. As illustrated in the direct and supplemental testimony of Duke witness Jiggetts, DEP provided evidence that issuance of Storm Recovery Bonds and the imposition of Storm Recovery Charges are expected to provide quantifiable benefits to customers.

The Prudency Review Order adjusted the Storm Recovery Costs eligible for securitization and removed the storm reserves, which will be discussed during the next general rate case of DEP.

The Commission concludes that the Financing Orders Petition (with adjustments based on the Prudency Review Order) satisfies the requirements of the Securitization Statute and Rule R8-75, as discussed further herein, by including each of the necessary items required by N.C.G.S. § 62-172(b)(1). Therefore, pursuant to the Securitization Statute and Rule R8-75, the Commission has jurisdiction to consider the Financing Orders Petition and the information necessary to issue a Financing Order as well as any other relief necessary for DEP to finance its Storm Recovery Costs.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 9–11

Financing Order Stipulation

The evidence supporting these findings of fact is contained in the Financing Order Stipulation, the testimony and exhibits of Duke witnesses Heath, Jiggetts, Speros, and Moore, the testimony and exhibits of Public Staff witnesses Cofield, Meda, Zhang, Bartolotta, Newman, and Snider, and the entire record in this proceeding.

The Stipulating Parties entered into the Financing Order Stipulation, which resolved all issues between Duke and the Public Staff. Duke witnesses Heath, Jiggetts, Speros, and Moore and Public Staff witnesses Cofield, Meda, Zhang, Bartolotta, Newman, and Snider testified in support of the settlement, and stated that its approval was in the public interest. Tr. at 187, 205, 225, 484–85, 503, 515–16. Public Staff witnesses Zhang and Newman testified that the settlement was the result of negotiations and give-and-take between the parties. Id. at 499, 517; Securitization Stip. § III.

As the Financing Order Stipulation has been adopted by all the parties, its acceptance by the Commission is governed by the standards set out by the North Carolina Supreme Court. See, e.g., State ex rel., Utils. Comm’n v. Cooper, 366 N.C. 484, 739 S.E.2d 541 (2013) (Cooper). In Cooper, the Supreme Court held that “‘only those stipulations that are entered into by all of the parties before the Commission may form the basis of informal disposition of a contested proceeding under section 62-69(a) ’” 366 N.C. at 492 (quoting State ex rel. Utils. Comm’n v. Carolina Util. Customers Ass’n, 348 N.C. 452, 466, 500 S.E.2d. 693, 703 (1998)).

The Commission gives substantial weight to the testimony of the Duke and Public Staff witnesses in support of the Financing Order Stipulation as well as the participation by CIGFUR and CUCA, which along with DEP, DEC, and the Public Staff, makes the Financing Order Stipulation unanimous. The Commission notes that the Financing Order Stipulation was entered into by the Stipulating Parties after discovery and negotiations, and that it represents a proposed negotiated resolution of matters in dispute between the Stipulating Parties in this docket. The Commission finds that the Financing Order Stipulation is the product of the give-and-take between the Stipulating Parties during their settlement negotiations. The Commission further finds that the Financing Order Stipulation is fair, reasonable, and in the public interest. As a result, the Financing Order Stipulation constitutes competent, material, and substantial evidence.

As is discussed above, N.C.G.S. § 62 69(a) encourages stipulations to clarify issues of fact and law when deemed to be expedient and in the public interest by the Commission. In addition, “Stipulations that are entered into by all of the parties before the Commission may form the basis of informal disposition of a contested proceeding under N.C.G.S. § 62-69(a).” Cooper, 366 N.C. at 392, 739 S.E.2d at 546.

While the Commission explains the weight given to the evidence supporting the individual substantive components of the Financing Order Stipulation in greater detail below, based on the foregoing, the Commission concludes, in the exercise of its independent judgment, that the provisions of the Financing Order Stipulation are just and reasonable to all parties to this proceeding in light of the evidence presented and serve the public interest. Therefore, the Commission adopts the Financing Order Stipulation in its entirety, and the conclusions specific to the individual provisions of the Financing Order Stipulation are set forth more fully below.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 12–18

Costs Eligible for Recovery through Securitization

The evidence supporting these findings of fact is contained in the Financing Orders Petition and exhibits, the Financing Order Stipulation, the direct and supplemental testimony and exhibits of the witnesses, and the entire record in this proceeding.

Storm Recovery Costs

In DEP’s Supplemental Direct Testimony, which reflects the terms agreed to in the Prudency Review Stipulation, DEP requested the authority to finance its Storm Recovery Costs through securitization of approximately $466.36 million in Storm Recovery Costs, which includes $445.80 million in O&M and capital costs, plus carrying costs in the amount of $15.41 million (plus or minus any adjustment to such carrying costs necessary to account for the number of days, as applicable, either greater than or less than assumed in the carrying costs calculation), plus an estimated $5.15 million in up-front Financing Costs. Tr. at 121, 177; Jiggetts Suppl. Ex. 2; Heath Ex. 1. The amount of carrying costs DEP requested is calculated at DEP’s approved or applicable net of tax cost of debt. Tr. at 176. The requested amount is also premised on a Storm Recovery Bond issuance date of November 1, 2025. Tr. at 157. DEP stated that it will report to the Commission the final Carrying Cost so financed in the Issuance Advice Letter as described below.

N.C.G.S. § 62-172(a)(16) requires that DEP’s Storm Recovery Costs eligible for financing be reasonable and prudent. Except for the Carrying Costs to be calculated as described herein, the Storm Recovery Costs that were included in DEP’s Prudency Review have been the subject of discovery and audit by the Public Staff and other interested parties to that proceeding.

The Commission’s Prudency Review Order found and concluded that DEP’s Storm Recovery Costs of approximately $461.21 million, including estimated carrying costs of approximately $15.41 million, were reasonable and prudent. Prudency Review Order at 30. Consistent with that Order and based upon competent, material, and substantial evidence in the whole record, the Commission finds that DEP’s Storm Recovery Costs — subject to any audit and reconciliation made through the securitization process — are eligible for recovery through financing. DEP shall reflect the actual amount of Storm Recovery Costs recovered by the issuance of Storm Recovery Bonds in the Issuance Advice Letter. In addition, as provided in the Prudency Review Stipulation that was approved in the Prudency Review Order, any discrepancies between the estimates and the actual costs of the Storms will be accumulated and tracked to allow for a detailed review of the costs for reasonableness and prudency in DEP’s next general rate case proceedings. Prudency Review Stip. § II.2. The discrepancies will be recorded to the general ledger as a regulatory asset or liability, and the method to either collect additional amounts or refund customers as needed will be addressed in DEP’s next general rate case proceeding, as contemplated by N.C.G.S. § 62-172(a)(16)c.

The Commission further concludes, based upon competent, material, and substantial evidence, that DEP’s Carrying Costs associated with the Storm Recovery Costs are also reasonable and prudent. Accordingly, the Commission finds that DEP should be permitted to finance its Storm Recovery Costs, including Carrying Costs, as provided in this Financing Order.

Up-front Financing Costs

In the Financing Orders Petition, DEP requested that its up-front Financing Costs associated with the securitization process be included in the principal amount of storm recovery bonds in accordance with N.C.G.S. § 62-172(a)(14). Duke witness Heath testified that the up-front Financing Costs include the fees and expenses to obtain the Financing Orders, as well as the fees and expenses associated with the structuring, marketing, and pricing of the Storm Recovery Bonds, including the following: external and incremental internal legal fees, structuring advisory fees and expenses, any interest rate lock or swap fees and costs, underwriting fees and original issue discount, rating agency and trustee fees (including trustee’s counsel), accounting fees, servicer’s set-up costs, printing and marketing expenses, stock exchange listing fees and compliance fees, filing and registration fees, and the costs of any outside consultant and counsel retained by the Commission or the Public Staff. Tr. at 103. A complete list of all up-front Financing Costs will be included on Attachment 2 of the Issuance Advice Letter, and a form of such letter with preliminary estimates of up-front Financing Costs is included in Appendix C of this Financing Order. Witness Heath further stated that up-front Financing Costs include reimbursement to DEP for amounts advanced for payment of such costs. Id. Witness Heath provided a range of estimates of the up-front Financing Costs in Heath Exhibit 1, and explained based on those figures DEP estimated the up-front Financing Costs would be $5.15 million. He stated that the estimates will be updated to actual up-front Financing Costs incurred during the proposed Issuance Advice Letter process. Id. at 104.

Duke witness Jiggetts explained that the actual up-front Financing Costs will not be known until after the Commission issues the Financing Orders and after the final terms of the bond issuance have been established. Id. at 158.

Public Staff witnesses Cofield, Meda, and Zhang testified that the Public Staff did not oppose establishing a regulatory asset for prudently incurred and properly accounted for under-recoveries of up-front Financing Costs, provided that the regulatory asset is adjusted for income taxes and accrued carrying costs at DEP’s net-of-tax WACC return. Tr. at 288. However, witnesses Cofield, Meda, and Zhang proposed that any excess or overcollection of up-front Financing Costs be set aside in a regulatory liability, earning a WACC return, to be considered in DEP’s next general rate case. Id. at 289.

In witnesses Jiggetts and Speros’ rebuttal testimony, they agreed with the Public Staff’s recommendation that the regulatory asset be adjusted for income taxes and accrued carrying costs at DEP’s net-of-tax WACC return. Tr. at 233. However, witnesses Jiggetts and Speros testified that the Public Staff’s proposal to address any overcollection of up-front Financing Costs is a less efficient and less practical method to return excess costs to customers than Duke’s proposed methodology. Id. at 234.

The Financing Order Stipulation provides that once up-front Financing Costs are known, DEP shall establish a regulatory asset to defer any excess amounts of up-front Financing Costs and preserve those costs to consider for later recovery in DEP’s next general rate case. Securitization Stip. § II.1. In addition, the regulatory asset shall accrue carrying costs at DEP’s net-of-tax WACC return. Id. Any overcollection of up-front Financing Costs will be returned to customers by including such amount in the calculation of DEP’s next general rate case. Id. § II.2.

The Commission is mindful of the fact that many of these up-front Financing Costs, such as legal fees, will not be known until after the financing is completed. Further, other up-front Financing Costs will vary depending on the size of the final issuance of the Storm Recovery Bonds. Specifically, the Securities and Exchange Commission (SEC) registration fee, underwriters’ fees, and rating agency fee are proportional to the amount of qualified costs actually financed. Other up-front Financing Costs, such as original issue discount, will be determined at the time of the sale. The Commission also acknowledges that the costs of any outside consultant or counsel retained by the Public Staff or the Commission are costs which are fully recoverable from Storm Recovery Bond proceeds to the extent such costs are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with the Commission or the Public Staff, as the case may be. Accordingly, actual up-front Financing Costs will not be known until after the pricing of the Storm Recovery Bonds.

N.C.G.S. § 62-172(a)(6) defines Financing Costs. The Commission finds that, based upon competent, material, and substantial evidence in the whole record, DEP’s proposed up-front Financing Costs fall squarely within this definition, and that these issuance costs are therefore Financing Costs eligible for recovery pursuant to the Securitization Statute. The Commission further concludes that the procedures proposed in the Financing Order Stipulation for addressing any overcollections or undercollections of the up-front Financing Costs are reasonable and appropriate.

Ongoing Financing Costs

In the Financing Orders Petition, DEP requested that its ongoing Financing Costs be recovered through the Storm Recovery Charges authorized by the Financing Orders. Duke witness Heath explained that ongoing Financing Costs include: servicing fees; return on invested capital; administration fees; accounting and auditing fees; regulatory fees; legal fees; rating agency surveillance fees; trustee fees (including any indemnity owed to the Trustee); independent director or manager fees; and other miscellaneous fees associated with the servicing of the Storm Recovery Bonds. Tr. at 111–12. Witness Heath provided estimates of ongoing Financing Costs in Heath Exhibit 1. Witness Heath further testified that because ongoing Financing Costs are recovered through the Storm Recovery Charge, any disparities would be resolved through the True-up Mechanism described in Duke witness Speros’s testimony. Id. at 112.

Public Staff witnesses Cofield, Meda, and Zhang recommended two alternative methodologies for resolving any disparities between estimated and actual ongoing Financing Costs. Pursuant to the first proposed methodology, DEP would file with the Commission information regarding ongoing cost details on a monthly basis, and the Public Staff would then review the documentation. If the Public Staff took issue with the documentation, it would work with DEP to achieve an acceptable resolution. If an acceptable resolution could not be achieved, the Public Staff would then file a recommendation with the Commission and the Commission would then address the issue in DEP’s next general rate case. Id. at 290–91. Pursuant to the second methodology, adjustments to ongoing Financing Costs would be matched with an offsetting regulatory asset or liability that would be applied to DEP’s cost of service in DEP’s next general rate case. Id. at 291.

In witnesses Jiggetts and Speros’ rebuttal testimony, they testified that the Public Staff’s first proposed methodology was similar to the approach proposed in the Financing Orders Petition. Witnesses Jiggetts and Speros noted two primary differences between DEP’s proposal and the Public Staff’s first methodology. First, the Public Staff recommended that DEP file supporting cost detail with the Commission instead of providing it to the Public Staff. Id. at 238–39. Second, the Public Staff’s proposal did not include a delineated time period within which it was required to complete its review of DEP’s filed documentation. Id. at 239.

In the Financing Order Stipulation, the Stipulating Parties agreed to a procedure for the Public Staff to audit the ongoing Financing Costs (including auditing through possible additional data requests) for mathematical or clerical errors, or charges incurred as a result of gross negligence, recklessness, or willful misconduct by DEP or the DEP SPE, and also agreed that the Public Staff shall complete the audit within 45 days of receipt of the supporting documentation.

Having reviewed DEP’s proposal, the testimony of Public Staff witnesses Cofield, Meda, and Zhang, the rebuttal testimony of witnesses Speros and Jiggetts, and the Financing Order Stipulation, the Commission determines that the proposed ongoing Financing Costs identified in DEP’s Financing Orders Petition and Attachment 4 of the form of Issuance Advice Letter qualify as Financing Costs pursuant to N.C.G.S. § 62-172(a)(6) and are therefore eligible for recovery through a Storm Recovery Charge.

Because certain of the ongoing Financing Costs to be approved in the Issuance Advice Letter are estimates, and in order to ensure that the Statutory Cost Objectives are met, the Commission finds that it is just and reasonable for the Public Staff to audit the ongoing Financing Costs for mathematical or clerical errors, or charges incurred as a result of gross negligence, recklessness, or willful misconduct by either DEP or the DEP SPE, as provided in the Financing Order Stipulation.

The Public Staff shall be afforded an opportunity to review specific detailed invoices and other supporting documentation, if applicable, and narrative explanations for ongoing Financing Costs on a monthly basis, 15 days after the end of the previous month. If DEP did not receive any invoices in the previous month, DEP will submit a letter notifying the Public Staff that no invoices were received. The Public Staff shall have the opportunity to perform an audit of the ongoing Financing Costs (including auditing through additional data requests) for mathematical or clerical errors or charges incurred as a result of gross negligence, recklessness, or willful misconduct by either DEP or the DEP SPE. The Public Staff shall complete said audit within 45 days of receipt of the supporting documentation.

Upon receipt of such supporting documentation, the Public Staff shall have up to ten days to object to the supporting documentation, if such supporting documents do not rise to an adequate level of detail necessary for the Public Staff to perform this limited audit of the ongoing Financing Costs. An objection by the Public Staff shall suspend the above-described 45-day start date for the Public Staff’s audit review to begin until adequate documentation is provided by DEP. The Public Staff may choose to instead audit the expenses for which the 45 days window will not be complete by the filing of DEP’s true-up pursuant to the True-up Mechanism provided; however, any audit by the Public Staff shall not delay the implementation of the True-up Mechanism nor shall it have any adverse effect on the Storm Recovery Charges or Storm Recovery Bonds.

In cases where a resolution cannot be reached between the parties regarding the limited audit of the ongoing Financing Costs, the Public Staff will make a filing with the Commission at the time the dispute arises so that the matter can be resolved by the Commission in DEP’s next general rate case.

Any adjustments to the Storm Recovery Charges that are necessary to correct a mathematical or clerical error shall be made in connection with the next True-up Mechanism filing after such error has been determined to have been made. The Commission will not make any adjustments to the Storm Recovery Charges for ongoing Financing Costs found to have been incurred as a result of gross negligence, recklessness, or willful misconduct by either DEP or the DEP SPE.

Rather, in the event ongoing Financing Costs are determined in a separate proceeding by the Commission to have been incurred as a result of gross negligence, reckless or willful misconduct by either DEP or the DEP SPE, DEP shall create a regulatory liability in the amount determined appropriate by the Commission to be returned to customers, with carrying costs at DEP’s net-of-tax WACC, in its next general rate case. In no event shall the review of ongoing expenses result in a reduction in the Storm Recovery Charges or Storm Recovery Property or in the delay of payment to Financing Parties or a default under any servicing, trust or other financing document.

Servicing and Administration Fees

According to Duke witness Heath, servicing responsibilities will include billing, monitoring, collecting, and remitting securitization charges; reporting requirements imposed by the servicing agreement; implementing the True-up Mechanism; procedures required to coordinate required audits related to DEP’s role as servicer; legal and accounting functions related to the servicing obligation; and communication with rating agencies. Tr. at 112. Administration fees cover expenses associated with administrative functions DEP will be providing to the DEP SPE, separate from those of the servicer, and include maintaining the general accounting records, preparation of quarterly and annual financial statements, arranging for annual audits of the DEP SPE’s financial statements, preparing all required external financial filings, preparing any required income or other tax returns, and related support. Id. at 114. Witness Heath provided an estimate of the servicing and administration fees in Heath Exhibit 1.

In the proposed original form of Financing Order attached as Exhibit B to the Financing Orders Petition, DEP proposed that servicing and administration fees collected by DEP be included in its cost of service, and that DEP would credit back the fees to the customers as part of DEP’s cost of service in its next general rate case, along with all of the incremental costs of performing servicing and administration functions, as well as the expenses incurred by DEP to perform obligations under the servicing agreement or Administration Agreement not otherwise recovered through the Storm Recovery Charge.

In her direct testimony, DEC witness Jiggetts explained that DEP proposed to establish regulatory asset or regulatory liability accounts for the purpose of tracking (as received and incurred) servicing and administration fees received by DEP from the DEP SPE and the incremental costs incurred by DEP in fulfilling the required functions under the servicing and administration agreements. Id. at 162. Witness Jiggetts further recommended that any regulatory asset or regulatory liability account established for this purpose accrue carrying costs at DEP’s net-of-tax WACC and be considered for recovery from or returned to customers in DEP’s next general rate case. Id.

Public Staff witnesses Cofield, Meda, and Zhang testified that the servicing and administrative fees collected on behalf of Duke in excess of the actual direct and incremental costs associated with providing those services should, instead of simply being passed annually through the cost of service, be held in a regulatory liability account, separate from the regulatory assets and liabilities for other types of securitization-related costs and benefits, adjusted if appropriate for income taxes and accrued carrying costs at DEP’s respective net-of-tax WACC, and refunded to ratepayers in an appropriate manner in DEP’s next general rate case. Id. at 294. The Public Staff witnesses stated this treatment is appropriate as general rate cases do not occur every year, and sometimes several years can pass between them, and this methodology will ensure DEP recovers the actual costs it incurs to service the storm recovery bonds and to administer the SPEs while providing assurance to ratepayers that the actual excess amounts collected by DEP will be passed through to customers, even if such amounts are collected from the SPEs in years between general rate cases, thus avoiding any windfalls associated with the storm securitization. The Public Staff noted that this approach did not preclude setting a normalized net revenue amount during general rate cases and then truing up over- or under-recoveries in future general rate cases. Id. at 294–95.

Public Staff witnesses Bartolotta, Newman, and Snider testified that DEP’s proposed ongoing servicing fee is consistent with fees paid to servicers in other comparable transactions, and that DEP’s proposed ongoing administrative fees are reasonable based on administrative fees paid in other similar transactions, including the bonds issued pursuant to the 2021 Financing Orders. Id. at 345–46.

The Financing Order Stipulation provided that DEP will establish regulatory asset or regulatory liability accounts for the purpose of tracking (as received and incurred) servicing and administration fees received by DEP from the DEP SPE and the incremental costs incurred by DEP in fulfilling the required functions under the servicing and administrative agreements. Securitization Stip. § II.8. The Financing Order Stipulation further stated that any regulatory asset or liability account established pursuant to this paragraph shall accrue carrying costs at DEP’s net-of-tax WACC and be considered for recovery from or returned to customers in DEP’s next general rate case. Id.

Having reviewed the testimony of the parties and the Financing Order Stipulation, the Commission finds that, based upon competent, material, and substantial evidence in the whole record, this treatment of the servicing and administration fees is just and reasonable.

Capital Contributions

In his direct testimony, Duke witness Heath proposed that DEP’s capital contribution to the DEP SPE earn a return at the interest rate of the longest maturing tranche of the Storm Recovery Bonds. Tr. at 114.

Public Staff witnesses Cofield, Meda, and Zhang recommended that DEP should not earn a return on the contributed capital over and above what the DEP SPE actually earns on its investments and returns to DEP. Id. at 298.

In rebuttal testimony, Duke witnesses Jiggetts and Speros responded by explaining that DEP has a real cost of capital associated with its capital contribution and must earn a sufficient return to compensate its Bondholders and shareholders for that cost equal to the interest rate of the longest maturity bond. Id. at 245.

The Financing Order Stipulation provides that DEP is entitled to earn a return on its capital contribution at the interest rate of the longest maturing tranche of the Storm Recovery Bonds, provided, however that such rate shall not exceed DEP’s after-tax WACC approved by the Commission in Docket No. E-2, Sub 1300. Securitization Stip. § II.10.

Having reviewed the testimony of the parties and the Financing Order Stipulation and based upon competent, material, and substantial evidence in the whole record, the Commission concludes that this return is just and reasonable to DEP and ratepayers.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 19

Tail-End Collections

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the Financing Order Stipulation, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

In DEP’s proposed Financing Order, attached to the Financing Orders Petition, DEP proposed that any Tail-end Collections will be tracked separately and placed into a regulatory liability account and accrue carrying costs at DEP’s net-of-tax WACC, to be considered for return to customers in DEP’s next general rate case.

Public Staff witnesses Cofield, Meda, and Zhang agreed with DEP’s proposed treatment, noting that a regulatory liability account should be separate from other securitization-related regulatory assets and liabilities and separate from the first securitization tail-end regulatory liability account. Tr. at 296–97.

The Financing Order Stipulation provides that any Tail-end Collections will be tracked separately and placed into a regulatory liability account and accrue carrying costs at DEP’s net-of-tax WACC, to be considered for return to customers in DEP’s next general rate case. Securitization Stip. § II.9.

Having reviewed the testimony of the parties and the Financing Order Stipulation, and based upon competent, material, and substantial evidence in the whole record, the Commission concludes that this treatment of the Tail-end Collections is just and reasonable to DEP and ratepayers.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 20

Structure of Issuance

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. This finding and these conclusions were not contested by any party.

A description of DEP’s proposed transaction is contained in its Financing Orders Petition and the testimony and exhibits submitted therewith.

In brief, DEP has proposed a transaction structure that includes all of the following:

•	The use of one or more DEP SPEs as issuer(s) of Storm Recovery Bonds, limiting the risks to Bondholders of any adverse impact resulting from a bankruptcy proceeding of DEP or any affiliate. The number of DEP SPEs created will be dependent on whether more than one series of Storm Recovery Bonds are issued to recover the Securitizable Balance pursuant to this Financing Order;

•	The DEP SPE’s use of the proceeds from the issue of Storm Recovery Bonds to purchase from DEP the Storm Recovery Property and receive collections of the Storm Recovery Charges;

•	DEP’s consequent use of the proceeds from that sale to the DEP SPE to finance and recover the Securitizable Balance;

•	The right to impose, bill, charge, collect, and receive Storm Recovery Charges that are nonbypassable and which must be trued-up at least semiannually, but may be trued-up more frequently at the option of the servicer, to ensure the timely payment of the debt service and ongoing Financing Costs as scheduled;

•	The use of a collection account which includes, without limitation, a capital subaccount at the DEP SPE funded initially by a deposit from DEP equal to at least 0.50 percent of the initial principal amount of the Storm Recovery Bonds issued by the DEP SPE;

•	A servicer, initially DEP, responsible for billing and collecting the Storm Recovery Charge from existing and future retail customers; and

•	Federal income tax consequences complying with the provisions established in the IRS Revenue Procedure.

More specifically, DEP proposed that the DEP SPE will be created and then DEP will transfer the rights to impose, bill, charge, collect, and receive Storm Recovery Charges and to obtain true-up adjustments along with the other rights arising pursuant to this Financing Order. Upon such transfer and simultaneously with the issuance of Storm Recovery Bonds, these transferred rights will become Storm Recovery Property as provided by the Securitization Statute. Joint Pet. at 13.

DEP proposed that the DEP SPE will issue Storm Recovery Bonds and will transfer the net proceeds from the sale of such bonds to DEP in consideration for the transfer of the Storm Recovery Property. The DEP SPE will be organized and managed in a manner designed to maintain the DEP SPE as a bankruptcy-remote entity and thus unaffected by the bankruptcy of DEP or any other affiliate of DEP or any of their respective successors. Tr. at 69. DEP has proposed that the Storm Recovery Bonds be issued pursuant to an indenture and administered by an indenture trustee. The Storm Recovery Bonds will be secured by and payable solely from the Storm Recovery Property created pursuant to this Financing Order. Heath Ex. 2c. The Storm Recovery Property and other collateral will be pledged to the indenture trustee for the benefit of the holders of the Storm Recovery Bonds and to secure payment of principal, interest on the Storm Recovery Bonds, and ongoing Financing Costs. Heath Ex. 2a.

DEP proposed that the servicer of the Storm Recovery Bonds collect the Storm Recovery Charges and remit those amounts to the indenture trustee on behalf of the DEP SPE. Tr. at 136. The servicer will be responsible for making any required or allowed true-ups of the Storm Recovery Charges. Tr. at 216. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee, acting for the benefit of holders of Storm Recovery Bonds, may appoint a successor servicer. Heath Ex. 2b at 28. DEP also proposed to act as the initial servicer for the Storm Recovery Bonds. Tr. at 112.

Under DEP’s proposal, the Storm Recovery Charges will be calculated to ensure the collection of an amount sufficient to pay the debt service due on the Storm Recovery Bonds together with the ongoing Financing Costs, which include the servicing fee, administration fees for the DEP SPE, rating agencies’ fees, trustee fees and expenses, legal and accounting fees, other ongoing fees and expenses and the cost of replenishing the capital subaccount (or overcollateralization subaccount, if required). Tr. at 40. These ongoing Financing Costs are Financing Costs eligible for recovery pursuant to the Securitization Statute and are addressed further in this Financing Order, in connection with Findings of Fact Nos. 15–18.

DEP has proposed that the Storm Recovery Charges will be calculated and adjusted pursuant to the formula-based method, the True-up Mechanism, described in witness Speros’s testimony and included as Appendix B to this Financing Order. DEP has requested approval of Storm Recovery Charges sufficient to recover the principal and interest on the Storm Recovery Bonds plus ongoing Financing Costs. DEP proposed that the Storm Recovery Charges be adjusted at least semiannually until 12 months prior to the scheduled payment date of the latest maturing tranche of a series of Storm Recovery Bonds, at which point the Storm Recovery Charges shall be adjusted at least quarterly, to ensure that the amount collected from Storm Recovery Charges is sufficient to pay the debt service on the Storm Recovery Bonds and all ongoing Financing Costs. Tr. at 70.

Duke witness Cimino testified that DEP’s proposed bond structure is designed to provide relatively level annual debt service and revenue requirements over the life of the bond issue and would result in declining Storm Recovery Charges over time, assuming growth in customer energy consumption, other factors being equal. Tr. at 51.

The Commission concludes that DEP’s proposed transaction structure is reasonable and in compliance with the Securitization Statute. Moreover, portions of DEP’s proposed transaction structure, described in this Financing Order, are necessary to enable the Storm Recovery Bonds to obtain the highest bond credit rating possible, with an objective of AAA credit ratings (or the equivalent highest credit ratings given), to further ensure that the proposed issuance of the Storm Recovery Bonds on behalf of DEP, and the imposition of the Storm Recovery Charges will meet the Statutory Cost Objectives. Accordingly, based upon competent, material, and substantial evidence in the whole record, DEP’s issuance structure is hereby approved.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 21

Structure of Issuance

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Special Purpose Entities

Under DEP’s financing structure, DEP will create one or more DEP SPEs, each as a bankruptcy-remote Delaware LLC with DEP as its sole member, as set forth in the limited liability company agreement discussed further below. The DEP SPE will be formed for the limited purpose of acquiring Storm Recovery Property from DEP, issuing Storm Recovery Bonds (which may be issued in one or more tranches), and performing other activities relating thereto or otherwise authorized by the limited liability company agreement. The rights, obligations, structure, and restrictions described in this Financing Order with respect to the DEP SPE are applicable to each such purchaser of Storm Recovery Property to the extent of the Storm Recovery Property acquired by it and the Storm Recovery Bonds issued by it.

DEP proposed the following: (1) that the DEP SPE may issue Storm Recovery Bonds in an aggregate amount not to exceed the Securitizable Balance approved by this Financing Order; and (2) to pledge to an indenture trustee, as collateral for payment of the Storm Recovery Bonds, the Storm Recovery Property, including the DEP SPE’s right to receive the Storm Recovery Charges as and when collected, and other collateral described in the indenture. Tr. at 337. The DEP SPE will not be permitted to engage in any other activities and will have no assets other than the Storm Recovery Property and related assets to support its obligations under the Storm Recovery Bonds. Id. at 337–38. Duke witness Cimino explained that these restrictions on the activities of the DEP SPE and restrictions on the ability of DEP to take action on the DEP SPE’s behalf are imposed to achieve the objective that the DEP SPE will be bankruptcy-remote and will not be affected by a bankruptcy of DEP or any affiliate or successor of DEP. Tr. at 34.

DEP proposed that the DEP SPE will be managed by a board of managers with rights and duties set forth in its organizational documents. As long as the Storm Recovery Bonds remain outstanding, the DEP SPE will have at least one independent manager with no organizational affiliation with DEP other than possibly acting as independent manager(s) for another bankruptcy-remote subsidiary of DEP or its affiliates. The DEP SPE will not be permitted to amend the provisions of its limited liability company agreement or other organizational documents that relate to bankruptcy-remoteness of the DEP SPE without the consent of the independent manager(s). Similarly, the DEP SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager(s). Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of the DEP SPE as required by the rating agencies. The Commission agrees that these restrictions to ensure that the DEP SPE is bankruptcy-remote are reasonable.

The DEP SPE will have no staff to perform administrative services, such as routine corporate maintenance, reporting, and accounting functions. DEP proposed that these services will be provided by DEP pursuant to the terms of the administration agreement between the DEP SPE and DEP.

Per rating agency and IRS requirements, DEP will transfer to the DEP SPE an amount required to capitalize the DEP SPE adequately (DEP SPE Capitalization Level) for deposit into the capital subaccount. The DEP SPE Capitalization Level is expected to be 0.50 percent of the initial principal amount of the Storm Recovery Bonds to be issued by the DEP SPE or such greater amount as might be needed to meet IRS or rating agency requirements. Tr. at 46–47. The actual DEP SPE Capitalization Level will depend on tax and rating agency requirements. Moreover, the Commission confirms that the DEP SPE will be an Assignee as defined in N.C.G.S. § 62-172(a)(2), when ownership of the Storm Recovery Property is transferred to such DEP SPE, and such DEP SPE may issue Storm Recovery Bonds in accordance with this Financing Order as discussed further herein.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 22–23

Structure of Issuance

The evidence supporting these findings of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

Storm Recovery Property

The Commission determines, consistent with N.C.G.S. § 62-172(a)(17), that Storm Recovery Property consists of the following: (1) all rights and interests of DEP or any successor or Assignee of DEP under this Financing Order, including the right to impose, bill, charge, collect, and receive Storm Recovery Charges authorized in this Financing Order and to obtain true-up adjustments to such Storm Recovery Charges as provided in this Financing Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

As DEP has requested pursuant to N.C.G.S. § 62-172(b)(3)c, the Commission determines that it is reasonable and appropriate that the creation of the Storm Recovery Property be conditioned upon, and simultaneous with, the sale of such Storm Recovery Property to the DEP SPE and the pledge of such Storm Recovery Property to secure the Storm Recovery Bonds.

The Storm Recovery Property shall constitute an existing, present intangible property right or interest therein, notwithstanding that the imposition and collection of Storm Recovery Charges depends on DEP performing its servicing functions relating to the collection of Storm Recovery Charges and on future electricity consumption. Such property shall exist regardless of whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is dependent on the future provision of service to retail customers by DEP or its successors or Assignees and future consumption of electricity by retail customers. Furthermore, the Storm Recovery Property shall continue to exist until the Storm Recovery Bonds are paid in full and all Financing Costs and other costs of the Storm Recovery Bonds have been recovered in full.

The Storm Recovery Property also constitutes a present property right for purposes of contracts concerning the sale or pledge of property. The interest of a transferee, purchaser, acquirer, assignee, or pledgee in the Storm Recovery Property, and in the revenue and collections arising from that property, is not subject to set off, counterclaim, surcharge, or defense by DEP or any other person or in connection with the reorganization, bankruptcy, or other insolvency of DEP or any other entity. See N.C.G.S. § 62-172(e)(1).

The creation, attachment, granting, perfection, priority and enforcement of liens and security interests in Storm Recovery Property are governed by N.C.G.S. § 62-172(e)(2).

Pursuant to N.C.G.S. § 62-172(e)(2)e, the priority of a security interest in Storm Recovery Property is not affected by the commingling of Storm Recovery Charges with other amounts. Any Pledgee or secured party shall have a perfected security interest in the amount of all Storm Recovery Charges that are deposited in the collection account or any other cash or deposit account of DEP in which Storm Recovery Charges have been commingled with other funds and any other security interest that may apply to those funds shall be terminated when such funds are transferred to the collection account.

When DEP transfers Storm Recovery Property to the DEP SPE pursuant to this Financing Order under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the “absolute transfer” provisions of N.C.G.S. § 62-172(e)(3), that transfer shall constitute an absolute transfer and true sale and not a pledge of or secured transaction or other financing arrangement, and title (both legal and equitable) to the Storm Recovery Property shall immediately pass to the DEP SPE. After such a transfer, the Storm Recovery Property shall not be subject to any claims of DEP or its creditors, other than creditors holding a properly perfected prior security interest in the Storm Recovery Property perfected by N.C.G.S. § 62-172(e).

As provided by N.C.G.S. § 62-172(e)(3)b, the characterization of the sale, conveyance, assignment, or transfer of Storm Recovery Property as an absolute transfer and true sale or other absolute transfer and the corresponding characterization of the transferee’s property interest shall not be affected by any of the following: (1) commingling of Storm Recovery Charges arising with respect to the Storm Recovery Property with other amounts; (2) the retention by DEP of a (a) partial or residual interest, including an equity interest, in the Storm Recovery Property, whether direct or indirect, or whether subordinate or otherwise or (b) the right to recover costs associated with taxes, franchise fees or license fees imposed on the collection of Storm Recovery Charges; (3) any recourse that the transferee may have against DEP other than any such recourse created, contingent upon, or otherwise occurring or resulting from one or more of DEP’s retail customers’ inability to timely pay all or a portion of the Storm Recovery Charge; (4) any indemnification rights, obligations, or repurchase rights made or provided by DEP, other than indemnity or repurchase rights based solely upon DEP’s retail customers’ inability or failure to timely pay all or a portion of the Storm Recovery Charge; (5) the obligation of DEP to collect Storm Recovery Charges on behalf of the DEP SPE; (6) DEP acting as the servicer of the Storm Recovery Charges or the existence of any contract that authorizes or requires DEP, to the extent that any interest in Storm Recovery Property is sold or assigned, to contract with the Assignee or any Financing Party that it will continue to operate its system to provide service to its customers for the benefit and account of such Assignee or Financing Party, and will account for and remit such amounts to or for the account of such Assignee or Financing Party; (7) the treatment of the sale, conveyance, assignment, or other transfer for tax, financial reporting, or other purposes; (8) granting or providing to holders of the Storm Recovery Bonds a preferred right to the Storm Recovery Property or credit enhancement by DEP or its affiliates with respect to the Storm Recovery Bonds; or (9) any application of the True-up Mechanism.

Based upon competent, material, and substantial evidence in the whole record, the Commission finds that the terms and conditions discussed above regarding Storm Recovery Property are reasonable and adhere to the requirements of the Securitization Statute. In addition, the Storm Recovery Property and all other collateral is to be held and administered by an indenture trustee pursuant to the indenture, which helps ensure lower Storm Recovery Charges and that the Statutory Cost Objectives can be achieved. Accordingly, the Commission approves the (1) creation of Storm Recovery Property, including the rights to impose, bill, charge, collect, and receive Storm Recovery Charges and obtain periodic adjustments to the Storm Recovery Charges; and (2) DEP’s sale of the Storm Recovery Property to the DEP SPE.

As provided in N.C.G.S. § 62-172(e)(1)d, if DEP defaults on any required remittance of amounts collected in respect to Storm Recovery Property specified in this Financing Order, the Superior Court in Wake County, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from such Storm Recovery Property to the Financing Parties or their Assignees. This Financing Order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to DEP or its successors or Assignees.

Finally, the Commission concludes that the method of tracing funds collected as Storm Recovery Charges, or other proceeds of Storm Recovery Property, and determining the identifiable cash proceeds of any Storm Recovery Property as set forth in the servicing agreement and substantially similar to the servicing agreement in the 2021 NC Transactions, the final version of which shall be filed with the Commission concurrent with DEP’s filing with the SEC, is reasonable and is therefore approved.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 24–25

Structure of Issuance

The evidence supporting these findings of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Form of Transaction Documents

DEP submitted for approval the Transaction Documents necessary for the issuance of the Storm Recovery Bonds. Tr. at 84.

The purchase and sale agreement and administration agreement are between DEP and the DEP SPE. These contracts set out in substantial detail certain terms and conditions relating to the transaction structure for each issuance of Storm Recovery Bonds, including the proposed sale of Storm Recovery Property to the DEP SPE, the administration of the DEP SPE, and the servicing of the Storm Recovery Charges and Storm Recovery Bonds. Tr. at 38; Heath Exs. 2a, 2d.

The limited liability company agreement constitutes the organizing document of the DEP SPE, with DEP as the sole member. DEP anticipates that the limited liability company agreement would be executed substantially in the form submitted to the Commission, subject to such changes deemed necessary or advisable to satisfy bankruptcy opinion and rating agency considerations.

DEP has also submitted a form of indenture between the DEP SPE and an indenture trustee, which sets forth proposed security and terms for the Storm Recovery Bonds. Tr. at 46.

In addition, DEP proposed to execute a servicing agreement with the DEP SPE, the form of which has also been submitted to the Commission. DEP will be the initial servicer but may be succeeded as servicer as detailed in the servicing agreement. Pursuant to the servicing agreement, the servicer is required, among other things, to: (1) impose, bill, charge, collect, and receive the Storm Recovery Charges for the benefit and account of the DEP SPE; (2) perform periodic true-up adjustments of Storm Recovery Charges as required or allowed by this Financing Order; and (3) account for and remit its collection of Storm Recovery Charges to or for the account of the DEP SPE in accordance with the remittance procedures contained in the servicing agreement. The servicer will perform these duties without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the servicing agreement. In the servicing agreement, DEP commits to maintaining accurate and complete accounts of the Storm Recovery Property. Heath Ex. 2b. Further, DEP, as the servicer, will maintain custodial bank accounts and bank clearing accounts, and must remit collections within two business days. Id.

Under the servicing agreement, if any servicer fails to fully perform its servicing obligations, the indenture trustee or its designee may, and upon the instruction of the requisite percentage of holders of the outstanding bonds shall, appoint an alternate party to replace the defaulting servicer. The obligations of the servicer under the servicing agreement, the circumstances under which an alternate servicer may be appointed, and the conditions precedent for any amendment of such agreement will be more fully specified in the servicing agreement, which is substantially similar to the servicing agreement in the 2021 NC Transactions. The rights of the DEP SPE under its servicing agreement will be included in the collateral pledged to the indenture trustee under its indenture for the benefit of holders of the Storm Recovery Bonds, should such bonds be issued.

Duke witness Heath explained that DEP’s proposed Transaction Documents are similar to those used in the 2021 NC Transactions, with the primary exception being DEP’s decision to no longer recommend the series trust structure due to developments in the utility securitization market. Tr. at 118, 464.

The Commission hereby concludes that the Transaction Documents described above are necessary to facilitate the proposed financing structure approved herein. Moreover, the Transaction Documents are deemed reasonable and will help achieve the Statutory Cost Objectives. Accordingly, the Commission approves the form Transaction Documents, subject to further review and input from the Bond Advisory Team, as provided in Finding of Fact No. 25, to ensure compliance with this Financing Order and the achievement of the Statutory Cost Objectives.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 26

Structure of Issuance

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Offering and Sale of the Bonds

In its Financing Orders Petition, DEP requested the flexibility to determine a final transaction structure that is best tailored to then-existing rating agency considerations, market conditions, and investor preferences, so that the financing of the Storm Recovery Costs can achieve the Statutory Cost Objectives. Financing Orders Pet. at 24. DEP also proposed to maintain flexibility to issue the storm recovery bonds in either a registered public offering or unregistered exempt offering, in order to best achieve the Statutory Cost Objectives. Id. at 22.

Duke witness Cimino explained that the final proposed schedule for offering the DEP and DEC storm recovery bonds will be a function of market conditions at the time such bonds are brought to market and decisions about marketing the two transactions will be made such that each transaction individually satisfies the Statutory Cost Objectives. Tr. at 61.

DEP has proposed that the Storm Recovery Bonds be offered pursuant to an SEC-registered offering as was done in the 2021 NC Transactions. Tr. at 53. That said, DEP requested the Commission leave open the option for it to use a non-SEC registered offering if, for some unanticipated reason, a non-SEC registered offering would achieve the Statutory Cost Objectives. Id. at 371–72.

DEP has proposed that the Storm Recovery Bonds be sold pursuant to a sale through one or more underwriters in a negotiated offering as described in the testimony of witness Cimino. Id. at 54. DEP, with the input of the Bond Advisory Team, will select the lead managing underwriter(s) to achieve its Statutory Cost Objectives. Id. at 95–96. DEP’s primary plan is to pursue a negotiated sales process for issuance of the bonds, as virtually all utility securitizations have been sold in that manner and as was done in the 2021 NC Transactions. Id. at 102.

The Commission concludes that the issuance of the Storm Recovery Bonds through an SEC-registered negotiated sale is likely to result in lower overall costs and satisfy the Statutory Cost Objectives and should therefore be approved. However, DEP is also authorized to pursue other sale options, including a Rule 144A offering, to ensure the Statutory Cost Objectives are met. The Commission therefore finds it necessary to grant DEP flexibility and authority, in consultation with the Bond Advisory Team, to pursue other sale options that result in the achievement of the Statutory Cost Objectives for customers consistent with market conditions at the time the Storm Recovery Bonds are priced.

As also described by Duke witness Cimino, Duke has committed to consider the potential costs and benefits associated with each proposed transaction structure and issuance strategy to determine the strategies that best enable DEP to achieve the Statutory Cost Objectives. Id. at 74. The Commission agrees with DEP that the most advantageous marketing plan and structure to best achieve the Statutory Cost Objectives will be based on certain variables and market conditions not yet known. The Commission believes such flexibility will best ensure the Statutory Cost Objectives are achieved. By allowing DEP the flexibility to determine which of the above issuance structures are best tailored to then existing rating agency considerations, market conditions, and investor preferences, the financing of Storm Recovery Costs can be reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced.

Accordingly, based upon competent, material, and substantial evidence in the whole record, the Commission concludes that it is in the best interest of ratepayers for DEP to be granted the flexibility to determine which proposed issuance structure would best achieve the Statutory Cost Objectives. Duke shall consider the potential costs and benefits associated with each proposed transaction structure and issuance strategy to determine the strategies that best enable DEP to achieve the Statutory Cost Objectives. DEP’s SPE shall have no obligations with respect to the storm recovery bonds sponsored by DEC. Storm Recovery Charges paid by DEP customers shall not defray DEC’s Storm Costs, up-front Financing Costs, or ongoing Financing Costs, except as may be authorized by the Commission in connection with a future combination or merger.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 27–29

Structure of Issuance

The evidence supporting these findings of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Amortization, Interest Rates, and Credit Ratings of Storm Recovery Bonds

In the Financing Orders Petition, DEP proposed a 20-year bond period for the Storm Recovery Charges. Duke witness Heath testified that the 20-year proposal is consistent with the prior 2021 NC Transactions.

DEP also proposed that the first payment of principal and interest for the Storm Recovery Bonds shall occur within 12 months of issuance. Payments of principal and interest thereafter shall be no less frequent than semiannually. Annual payments of principal of and interest on the Storm Recovery Bonds shall be substantially level over the expected term of the Storm Recovery Bonds. DEP shall decide the exact scheduled final payment dates and legal final maturities of each tranche to ensure the issuance of Storm Recovery Bonds meets the Statutory Cost Objectives.

The Commission concludes that this proposed structure, which provides substantially level annual debt service and revenue requirements over the life of the Storm Recovery Bonds, is in the public interest and should be utilized.

As to interest rates, Duke witness Cimino recommended issuing the Storm Recovery Bonds as fixed rate bonds. Tr. at 53–54. He explained that fixed rates result in predictable revenue requirements, which facilitates the true-up process. Id. If floating rate bonds were issued, it would be necessary to enter into interest rate swaps in order to create a fixed rate payment obligation, and the swap arrangement would increase risks for ratepayers. Id. at 54.

The Commission concludes that each tranche of the Storm Recovery Bonds should carry a fixed interest rate, reflecting current market conditions. Should market conditions change, and it becomes necessary for one or more tranches of bonds to be issued as floating-rate securities to achieve the Statutory Cost Objectives, DEP is authorized to issue such bonds but will be required to execute agreements to swap the floating-rate payments to fixed-rate payments. As noted in Findings of Fact Nos. 44–45, a decision to issue floating rate bonds must be subject to input and advice from the Bond Advisory Team; and DEP, the lead underwriters, and the Commission’s consultants (if applicable) must each certify that the floating rate issuances resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. In making this certification, the costs of any interest rate swap agreements shall be included as part of the total cost of the proposed issuance. This flexibility will ensure that DEP can achieve economic benefits for customers.

DEP anticipates that the Storm Recovery Bonds will achieve a AAA rating (or the equivalent highest credit ratings given) from at least two nationally recognized rating agencies. The Commission hereby grants DEP authority to agree to necessary credit enhancements, with recovery of related costs as ongoing Financing Costs, to achieve the Statutory Cost Objectives.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 30

Structure of Issuance

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. This finding and the conclusions were not contested by any party.

Security for Storm Recovery Bonds

DEP proposed that the payment of the Storm Recovery Bonds and related Storm Recovery Charges authorized by this Financing Order be secured by the Storm Recovery Property created by this Financing Order and by certain other collateral as described herein. The Storm Recovery Bonds will be issued pursuant to an indenture under which the indenture trustee will administer the trust.

DEP proposed that the DEP SPE will establish a collection account as a trust account, to be held by its indenture trustee as collateral to ensure that the scheduled payment of principal, interest and other costs associated with the Storm Recovery Bonds are paid in full and on a timely basis. Tr. at 348. Each collection account will include the general subaccount, the capital subaccount, the excess funds subaccount, and the tail-end collection subaccount, and may include other subaccounts if required to obtain AAA ratings (or the equivalent highest credit ratings given) on the Storm Recovery Bonds to achieve the Statutory Cost Objectives.

DEP proposed that the servicer deposit Storm Recovery Charge remittances for the Storm Recovery Bonds into the general subaccount for the DEP SPE. On a periodic basis, the money in the general subaccount will be allocated to pay expenses of the DEP SPE, to pay principal of and interest on the Storm Recovery Bonds, and to meet the funding requirements of the other subaccounts, according to specified payment priority established in the indenture. Funds in the general subaccount will be invested by the indenture trustee in short-term, high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal of and interest on the Storm Recovery Bonds as well as all other components of the ongoing Financing Costs payable by the DEP SPE.

When the Storm Recovery Bonds are issued, DEP proposed to make a capital contribution to the DEP SPE, which the DEP SPE will deposit into its capital subaccount. The capital subaccount serves as collateral for timely payment of principal and interest on the Storm Recovery Bonds and is a credit enhancement. Id. at 113. The Storm Recovery Bond proceeds will not be used to fund this capital contribution. The amount of the capital contribution will be at least 0.50 percent of the original principal amount of the Storm Recovery Bonds issued by the DEP SPE. If funds from a capital subaccount must be drawn upon to cover shortfalls in the Storm Recovery Charge collections, the subaccount will be replenished to its original level through the true-up process described below. The funds in the capital subaccount will be invested in short-term, high-quality investments and, if necessary, such funds (including investment earnings) will be used by the indenture trustee to pay principal of and interest on the Storm Recovery Bonds and the ongoing Financing Costs payable by the DEP SPE. It is just and reasonable for DEP to earn a rate of return on its invested capital in the DEP SPE equal to the rate of interest payable on the longest maturing tranche of Storm Recovery Bonds to the extent it does not exceed the after-tax WACCs approved by the Commission in Docket No. E-2, Sub 1300 and this return on invested capital should be a component of the Periodic Payment Requirement (as defined below), and accordingly, recovered from Storm Recovery Charges.

DEP proposed that any excess funds subaccount will hold any Storm Recovery Charge collections and investment earnings on the collection account in excess of the amounts needed to pay current principal of and interest on the Storm Recovery Bonds and to pay all of the ongoing Financing Costs payable by the DEP SPE including, but not limited to, funding or replenishing the capital subaccount. Any balance in or amounts allocated to such excess funds subaccount on a true-up adjustment date will be subtracted from any amounts required for such period for purposes of the true-up adjustment. The funds in the excess funds subaccount will be invested in short-term, high-quality investments, and such funds (including investment earnings thereon) will be available to pay principal of and interest on the Storm Recovery Bonds and the ongoing Financing Costs payable by the DEP SPE.

DEP also proposed that any collection account and the subaccounts described above are intended to facilitate the full and timely payment of scheduled principal of and interest on the Storm Recovery Bonds and all other authorized components of the ongoing Financing Costs payable by the DEP SPE. If the amount of Storm Recovery Charge collections in the general subaccount is insufficient to make, on a timely basis, all scheduled payments of principal of and interest on the Storm Recovery Bonds and to make payment on all of the other components of the ongoing Financing Costs payable by the DEP SPE, the relevant excess funds subaccount and the relevant capital subaccount will be drawn down, in that order, to make such payments. Any deficiency in a capital subaccount due to such withdrawals must be replenished on a periodic basis through the true-up process.

DEP also proposed that any tail-end collection subaccount will hold any Storm Recovery Charges that were collected after the final payment and satisfaction of the Storm Recovery Bonds and after the discharge of all obligations with respect to such bonds. In accordance with Financing Order Stipulation, the amount in the tail-end collection subaccount will be recorded as a separate regulatory liability, accrue carrying costs at DEP’s net-of-tax WACC and credited back to customers in DEP’s next rate case.

In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Upon the maturity of the Storm Recovery Bonds and upon the discharge of all obligations with respect to such bonds, amounts remaining in each collection account, as well as later collections of Storm Recovery Charges, will be released. As noted in this Financing Order, equivalent amounts, less the amount of any capital subaccount, will be recorded as a regulatory liability, accrue carrying costs at DEP’s net-of-tax WACC, and be credited back to customers in DEP’s next general rate case following the maturity of the Storm Recovery Bonds.

Based upon the foregoing, competent, material, and substantial evidence in the whole record, the Commission concludes that utilizing a collection account, including a general subaccount, a capital subaccount, an excess funds subaccount, and a tail-end collection subaccount, as proposed by DEP, is reasonable and should help achieve the Statutory Cost Objectives. Moreover, the Commission grants DEP the flexibility and authority to include other subaccounts in the collection account where required to obtain AAA ratings or equivalent on the Storm Recovery Bonds, which will in turn lower Storm Recovery Charges for customers.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 31–32

Structure of Issuance

The evidence supporting these findings of fact is contained in the Financing Order Stipulation, Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

DEP as Initial Servicer of the Storm Recovery Bonds

DEP proposed to execute a servicing agreement with the DEP SPE, with the final version to be filed with the Commission concurrent with its filing with the SEC that is substantially similar to the servicing agreements in the 2021 NC Transactions.

Under the servicing agreement, the servicer shall be required, among other things, to impose, bill, charge, collect, and receive the Storm Recovery Charges for the benefit of the DEP SPE, to make the true-up adjustments of Storm Recovery Charges required or allowed by this Financing Order, and to account for and remit the Storm Recovery Charges to or for the account of the DEP SPE in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the servicing agreement. The appropriate servicing fee shall be as set forth in this Financing Order.

To preserve the integrity of the bankruptcy-remote structure of the DEP SPE and ensure the high credit quality of the Storm Recovery Bonds, the servicer must be adequately compensated for the services it provides, including the calculation, billing, and collection of Storm Recovery Charges; remittance of those charges to the indenture trustee; and the preparation, filing, and processing of the True-up Adjustment Letter. DEP’s proposed form of servicing agreement provides for an ongoing servicing fee for the initial servicer in the amount of 0.05 percent of the initial principal amount of the Storm Recovery Bonds, plus out-of-pocket expenses. DEP provided testimony regarding the anticipated costs of performing its servicing functions under the servicing agreement, see Heath Ex. 1, which the Commission finds to be reasonable and appropriate.

In addition to the annual ongoing servicing fee, DEP proposed to recover its expenses as an up-front financing cost, in order to recover set-up costs of the servicer to set up necessary servicing functions. The evidence shows that these amounts represent a prudently incurred cost to DEP, and the Commission finds that those costs are reasonable.

In accordance with the Financing Order Stipulation, the servicing fees collected by DEP, or any affiliate acting as the servicer under the servicing agreement, will be held separately in a regulatory asset or regulatory liability account for the purpose of tracking (as received and incurred) servicing fees received by DEP from the DEP SPE and incremental costs incurred by DEP in fulfilling the required functions under the servicing agreement. The regulatory asset or regulatory liability account established pursuant to this paragraph shall accrue carrying costs at DEP’s net-of-tax WACC and any amounts in excess of DEP’s incremental costs of servicing the Storm Recovery Bonds shall be returned to DEP’s retail customers in DEP’s next rate case. Any expenses incurred by DEP or such affiliate to perform obligations under the servicing agreement, which are not recovered through the Storm Recovery Charges, will be included in DEP’s cost of service.

DEP has proposed that it will not be allowed to voluntarily resign from its duties as a servicer if such resignation would harm the credit rating on Storm Recovery Bonds issued by DEP SPE. Even if DEP’s resignation as servicer would not harm the credit rating on the Storm Recovery Bonds issued by the DEP SPE, the Commission finds and directs that DEP shall not be permitted to voluntarily resign from its duties as servicer, without consent of the Commission. If DEP defaults on its duties as servicer or is required for any reason to discontinue those functions, then DEP proposed that a successor servicer acceptable to the indenture trustee be named to replace DEP as servicer so long as such replacement would not cause any of the then current credit ratings of the Storm Recovery Bonds to be suspended, withdrawn or downgraded. The Commission holds that any successor servicer to DEP also must be acceptable to the Commission.

DEP has proposed, and the Commission finds and directs that, the servicing fee payable to a substitute servicer should not exceed 0.60 percent per annum on the initial principal balance of the Storm Recovery Bonds issued by the DEP SPE, unless a higher fee is approved by the Commission. Id. at 113.

DEP shall provide a credit to its retail customers to the extent retail customers incur losses associated with higher servicing fees payable to a substitute servicer as a result of DEP’s negligence, recklessness, or willful misconduct in acting as a servicer, provided, however, that any credit to its retail customers shall not impact the Storm Recovery Charges or the Storm Recovery Property. This provision shall be reflected in the Transaction Documents for these Storm Recovery Bonds.

The Commission finds and directs that the DEP SPE and the indenture trustee shall not be permitted to waive any material obligations of DEP as transferor or as servicer of Storm Recovery Property without express written consent of the Commission.

Furthermore, it is contemplated that DEP shall act as the servicer for the Storm Recovery Bonds until the Storm Recovery Bonds are fully amortized. If the State of North Carolina or the Commission decides to allow billing, collection, and remittance of the Storm Recovery Charges by a third party supplier within the DEP service territory, such authorization must be consistent with the rating agencies’ requirements necessary for the Storm Recovery Bonds to maintain the targeted AAA rating, as outlined in the testimony of witness Cimino. Id. at 54.

Based upon the foregoing competent, material, and substantial evidence in the whole record, the Commission concludes that it is reasonable for DEP to act as initial servicer under the proposed financing transaction, which will reduce risk associated with the proposed securitization, therefore resulting in lower Storm Recovery Charges and greater benefits to ratepayers. Accordingly, the Commission requires DEP to act as initial servicer pursuant to the servicing agreement under the proposed financing structure.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 33–34

Structure of Issuance

The evidence supporting these findings of fact is contained in the Financing Order Stipulation, the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

DEP as Administrator of the DEP SPE

Under the proposed administration agreement, DEP will perform the administrative duties necessary to maintain the DEP SPE. The appropriate administration fee shall be as set forth in this Financing Order.

DEP’s proposed form of administration agreement provides for a $50,000 annual fee plus out-of-pocket expenses paid to an administrator for performing the services required by the administration agreement. Witness Heath discusses these anticipated costs in his testimony. The Commission finds that DEP has demonstrated that this annual fee is necessary to cover any costs to be incurred by DEP in performing services as administrator.

Based upon the foregoing competent, material, and substantial evidence in the whole record, the Commission concludes that it is reasonable for DEP to act as an administrator of the DEP SPE under the proposed financing transaction. Accordingly, the Commission requires DEP to act as administrator pursuant to the administration agreement under the proposed financing structure.

In accordance with the Financing Order Stipulation, the administration fees collected by DEP or any affiliate acting as the administrator under the administration agreement will be held separately in a regulatory asset or regulatory liability account for the purpose of tracking (as received and incurred) administration fees received by DEP from the DEP SPE and incremental costs incurred by DEP in fulfilling the required functions under the administration agreement. The regulatory asset or regulatory liability account established pursuant to this paragraph shall accrue carrying costs at DEP’s net-of-tax WACC and any amounts in excess of DEP’s incremental costs of administering the DEP SPE shall be returned to DEP’s retail customers in its next general rate case. The expenses incurred by DEP or such affiliate to perform obligations under the administration agreement not otherwise recovered through the Storm Recovery Charges will likewise be included in DEP’s cost of service.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 35

Structure of Issuance

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. This finding and these conclusions were not contested by any party.

Storm Recovery Bonds to be Treated as Debt for Federal Income Tax Purposes

Duke witness Heath explained that DEP would not realize taxable income from receipt of cash in exchange for the issuance of the Storm Recovery Bonds, provided the transaction is structured in accordance with IRS safe harbor rules described in the IRS Revenue Procedure. Tr. at 117. Therefore, based upon the foregoing competent, material, and substantial evidence in the whole record, the Commission concludes that it is just and reasonable for DEP to structure the Storm Recovery Bond transactions in a way that meets all requirements for the IRS safe harbor treatment, including that, for federal income tax purposes, the Storm Recovery Bonds be treated as debt of DEP.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 36–39

Storm Recovery Charges

The evidence supporting these findings of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. This finding and these conclusions were not contested by any party.

Imposition and Computation of Storm Recovery Charges

DEP sought authorization to collect from its customers, in the manner provided in this Financing Order and/or the Tariffs approved hereby, Storm Recovery Charges in an amount sufficient to provide for the timely payment of principal of and interest on the Storm Recovery Bonds and all other ongoing Financing Costs as described in the Evidence and Conclusions for Findings of Fact Nos. 40–42.

To repay the Storm Recovery Bonds and ongoing Financing Costs, DEP is hereby authorized to implement Storm Recovery Charges to be collected on a per-kWh basis from all applicable customer rate classes until the Storm Recovery Bonds and associated Financing Costs are paid in full. The Storm Recovery Charges are nonbypassable and must be paid by all existing or future retail customers receiving transmission or distribution services from DEP or its successors or Assignees under Commission-approved rate schedules or under special contracts, even if the retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in this state. See N.C.G.S. § 62-172(a)(15) and (b)(3)b.4. In the event there is a fundamental change in the regulation of public utilities, the Storm Recovery Charges shall be collected from retail electric customers in a manner that will not adversely affect the credit rating on the Storm Recovery Bonds.

In summary, the Securitization Statute permits the recovery of Storm Recovery Costs through Storm Recovery Bonds. Accordingly, to compute the Storm Recovery Charges, DEP first applied the allocation factors to the total first year revenue requirements as presented in witness Jiggetts’s DEP Exhibit 3, to allocate the total revenue requirements to each customer rate class. These revenue requirements were grossed up to reflect uncollectible account write-offs and regulatory fees, to arrive at the storm recovery revenue requirements by rate class. The Storm Recovery Charge for each customer class is calculated by dividing the total revenue requirement allocated to such class by the effective kWh sales forecast.

DEP applied the allocation factors to the customer rate classes in the manner in which these costs or their equivalent costs were allocated in the cost-of-service study approved in the DEP Rate Case, as required by the Securitization Statute. DEP used the allocation factors as well as the sales forecast (by rate class from DEP’s most recent base rate proceeding over which the Storm Recovery Charges will be billed) to calculate the proposed initial Storm Recovery Charge per kWh by customer rate class. The resulting Storm Recovery Charges were then set forth in proposed Tariffs, as shown in witness Moore’s Exhibit 2.

DEP submitted the True-up Mechanism, which is a formula-based mechanism as described in N.C.G.S. § 62-172(b)(3)b.6, used to calculate, and adjust from time to time, the Storm Recovery Charges for each customer rate class. DEP supported the Financing Orders Petition with the testimony of Duke witness Speros, who provided the True-up Mechanism to determine the Periodic Payment Requirement (defined further below) to be recovered from the Storm Recovery Charge. This True-up Mechanism is attached as Appendix B.

DEP also submitted with its Financing Orders Petition the supporting testimony of Duke witness Moore with respect to allocation of these periodic costs and the computation of the Storm Recovery Charges for each customer rate class for DEP. As discussed in the testimony of Duke witness Jiggetts and shown in Jiggetts’s DEP Exhibits 1–4, DEP computed the estimated Storm Recovery Charges, as described in N.C.G.S. § 62-172(a)(15).

The Commission concludes that the cost allocation formula described in DEP’s testimony and embedded in the True-up Mechanism is consistent with N.C.G.S. § 62-172(b)(3)b.6 and is reasonable.

In N.C.G.S. § 62-172(k), the State pledges to and agrees with the Bondholders, the owners of Storm Recovery Property, and other Financing Parties that the State and its agencies, including the Commission will not do any of the following: (1) alter the provisions of the Securitization Statute, which authorize the Commission to create an irrevocable contract right or chose in action by the issuance of this Financing Order irrevocable binding, or nonbypassable charges, to create Storm Recovery Property, and make the Storm Recovery Charges imposed by this Financing Order; (2) take or permit any action that impairs or would impair the value of Storm Recovery Property or revises the Storm Recovery Costs for which recovery is authorized; (3) in any way impair the rights and remedies of the Bondholders, Assignees, and other Financing Parties; or (4) except for changes made pursuant to the True-up Mechanism, reduce, alter, or impair Storm Recovery Charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the Bondholders, any Assignee, and any other Financing Parties until any and all principal, interest, premium, Financing Costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related Storm Recovery Bonds have been paid and performed in full.

The Commission anticipates that stress case analyses, as described in Duke witness Cimino’s testimony, will show that the broad-based nature of the True-up Mechanism under N.C.G.S. § 62-172(b)(3)b.6 and the State Pledge under N.C.G.S. § 62-172(k), will serve to minimize credit risk associated with the Storm Recovery Bonds (i.e., that sufficient funds will be available and paid to discharge the principal and interest when due).

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 40–42

Storm Recovery Charges

The evidence supporting these findings of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

Treatment of Storm Recovery Charge in Tariff and on Retail Customer Bills

DEP submitted a proposed Tariff, included as Moore DEP Exhibit 2 attached to Duke witness Moore’s testimony, to impose the Storm Recovery Charge. Pursuant to N.C.G.S. § 62-172(d)(1), the tariffs shall explicitly reflect that a portion of the charges on such bill represents storm recovery charges approved in a financing order issued to the public utility and, if the storm recovery property has been transferred to an assignee, must include a statement to the effect that the assignee is the owner of the rights to storm recovery charges and that the public utility or other entity, if applicable, is acting as a collection agent or servicer for the assignee.

N.C.G.S. § 62-172(d)(1).

Furthermore, the “tariff applicable to customers must indicate the storm recovery charge and the ownership of the charge.” Id.

The Commission concludes that the form of DEP’s proposed Tariff introduced into evidence as Moore DEP Exhibit 2 and attached to Duke witness Moore’s testimony includes the required language necessary to effectuate N.C.G.S. § 62-172(d) and is hereby approved.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 43

Storm Recovery Charges

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. This finding and these conclusions were not contested by any party.

True-up of Storm Recovery Charges

Pursuant to N.C.G.S. § 62-172(b)(3)b.6, the servicer of the Storm Recovery Property will file for standard true-up adjustments to the Storm Recovery Charges at least semiannually to ensure Storm Recovery Charge collections are sufficient to provide for the timely payment of the principal of and interest on the Storm Recovery Bonds and of all of the ongoing Financing Costs payable by the DEP SPE in respect of Storm Recovery Bonds as approved under this Financing Order. This required periodic payment of all such amounts will also include deficiencies on past due amounts for any reason for the Storm Recovery Bonds.

Pursuant to N.C.G.S. § 62-172(b)(3)b.6, this Financing Order must include a formula based true-up mechanism for making expeditious periodic adjustments in the Storm Recovery Charges that retail customers are required to pay pursuant to this Financing Order and for making any adjustments that are necessary to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of the Periodic Payment Requirement (as defined below).

Consistent with N.C.G.S. § 62-172(b)(3)d and the 2021 NC Transactions, DEP proposed to file with the Commission at least semiannually (and at least quarterly beginning 12 months prior to the last scheduled payment date for the latest maturing tranche of the Storm Recovery Bonds) a letter applying the formula-based True-up Mechanism and, based on estimates of consumption for each rate class and other mathematical factors, requesting Commission approval to make the necessary adjustments.

In addition to the semiannual true-up adjustments, DEP proposed that the servicer of the Storm Recovery Property also be authorized to make interim true-up adjustments at any time and for any reason in order to ensure the recovery of revenues sufficient to provide for the timely payment of Periodic Payment Requirement.

The Commission finds DEP’s true-up proposals to be reasonable, and also finds that it is just and reasonable that DEP adhere to the following requirements:

After issuance of Storm Recovery Bonds on behalf of DEP, the servicer will submit at least semiannually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Storm Recovery Bonds) a letter in this docket for Commission review, as described in N.C.G.S. § 62-172(b)(3)d, and in the form attached hereto as Appendix B.

The True-up Adjustment Letter will apply the formula-based True-up Mechanism described herein and in Appendix B to this Financing Order for making expeditious periodic adjustments in the relevant Storm Recovery Charge to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of the Periodic Payment Requirement for each series of the Storm Recovery Bonds.

The “Periodic Payment Requirement” will be composed of the following components for each collection period: (1) the payments of the principal of and interest on the Storm Recovery Bonds issued by the DEP SPE, in accordance with the expected amortization schedule, including deficiencies on past-due principal and interest for any reason; and (2) ongoing Financing Costs payable during the collection period and the costs of funding and/or replenishing the capital subaccount and any other credit enhancements established in connection with the Storm Recovery Bonds and other related fees and expenses.

The first Periodic Payment Requirement established through the Issuance Advice Letter procedures may be calculated based upon a set of collection periods greater or less than twelve collection periods. Notwithstanding the foregoing, in the event that any Storm Recovery Bonds are outstanding following the last scheduled payment date for the tranche of the latest maturing series of Storm Recovery Bonds, the Periodic Payment Requirement will be calculated so that collections are sufficient to make all payments on those Storm Recovery Bonds, and in respect of Financing Costs, no later than the immediately following payment date.

Along with each True-up Adjustment Letter, the servicer shall provide workpapers showing all inputs and calculations, including its calculation of the Storm Recovery Charge by customer rate class. Pursuant to N.C.G.S. § 62-172(b)(3)d, the Commission, upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, shall render an administrative approval of the request or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible, but no later than 30 days following the servicer’s true-up filing. Notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s true-up filing. If no action is taken within 30 days of the filing of the True-up Adjustment Letter, the true-up calculation shall be deemed approved. Upon approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of the Commission will be required prior to implementation of the true-up.

To ensure adequate Storm Recovery Charge collections and to avoid large overcollections and undercollections over time, the Commission directs that the servicer shall reconcile Storm Recovery Charges using DEP’s most recent forecast of electricity deliveries (i.e., forecasted billing units and Commission-approved customer class allocations) used for all corporate purposes and DEP’s estimates of related expenses. Each periodic true-up adjustment should ensure that Storm Recovery Charge collections are sufficient to meet the Periodic Payment Requirement. The calculation of the Storm Recovery Charges will also reflect both a projection of uncollectible Storm Recovery Charges and a projection of payment lags between the billing and collection of Storm Recovery Charges based upon DEP’s most recent experience regarding collection of Storm Recovery Charges.

Based upon the foregoing competent, material, and substantial evidence in the whole record, the Commission concludes that the True-up Mechanism is reasonable and appropriate. The Commission therefore approves the True-up Mechanism and directs that each True-up Adjustment Letter shall be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement (including scheduled principal and interest payments on the Storm Recovery Bonds) and the amount of Storm Recovery Charge collections and estimated Storm Recovery Charge collections to the indenture trustee.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 44–47

Bond Advisory Team Composition and Decision-Making

The evidence supporting these findings of fact is contained in the Financing Orders Petition, the testimony and exhibit of Duke witness Heath, the testimony of the Public Staff witnesses, the Financing Order Stipulation and the entire record in this proceeding.

Duke witnesses testified about the success of the 2021 NC Transactions. Duke witness Heath stated that the bond advisory team process that has been adopted into the Commission Rules was successful in the 2021 NC Transactions and other recent Duke utility securitization transactions, and that all bonds were oversubscribed by investors.

Public Staff witnesses Barlotta, Newman, and Snider discussed work that would commence if the Commission elects to issue a Financing Order in this proceeding, namely the credit rating agency, structuring, marketing, and pricing processes for the Storm Recovery Bonds and the Bond Advisory Team’s role therein. Tr. at 383–98. Public Staff witnesses Barlotta, Newman, and Snider recommended, among other things, that the Bond Advisory Team be updated throughout the marketing and pricing process, with access to electronic facilities to monitor the actual pricing process on a real-time basis. Id. at 395. They testified that the process of testing and retesting provides assurance that the Storm Recovery Bonds in fact have been sold at the lowest rates reasonably consistent with market conditions on the day and time of pricing based on their structure and specific credit and legal characteristics. Id.

While Public Staff witnesses Bartolotta, Newman, and Snider recommended that it would be appropriate for the Commission to require a certification from the Public Staff’s consultant similar to the one required from the underwriter(s) and the Commission’s consultant, they alternatively recommended that the Financing Order require at least a statutory benefits confirmation letter from the Public Staff’s consultant, without material qualification, confirming what they have done has in fact met the lowest charge standard of N.C.G.S § 62-172(b)(3)b.3. Id. at 318, 396.

Similar to the process approved by the Commission for use in the 2021 NC Transactions, the Financing Order Stipulation provides that the Public Staff’s consultant may file a letter with the Commission opining as to whether the structuring, marketing, and pricing of the Storm Recovery Bonds achieved the Statutory Cost Objectives.

Based on Rule R8-75 and the previous success of the Bond Advisory Team structure, the Commission concludes, based upon all the evidence, that an advisory body shall be established consisting of DEP, the Commission, the Public Staff, and any designated staff of or consultant to DEP, the Commission, and the Public Staff (Bond Advisory Team). The Bond Advisory Team shall have the role and responsibilities set forth in Rule R8-75(e) and hereafter in this Financing Order.

DEP will have the responsibility for all decisions regarding the structuring, marketing, and pricing of the Storm Recovery Bonds, with input and advice from the other members of the Bond Advisory Team.

As required in Rule R8-75(e)(5), DEP shall have all decision making authority with respect to the structuring, marketing and pricing of the Storm Recovery Bonds, but the Commission makes clear that the Public Staff has an important statutory duty and responsibility under N.C.G.S. § 62-15(d) to intervene — as it has done in this docket — on behalf of the using and consuming public in all Commission proceedings affecting the rates or service of any public utility. The Commission also notes that the Public Staff has a special role to advocate for and protect ratepayers. However, the Public Staff has no statutory duty or express authority to make decisions on behalf of public utilities. In its discretion, the Commission declines to invest the Public Staff with decision-making authority under N.C.G.S. § 62-172(b)(3)b.12. The Commission deems it more consistent with the Public Staff’s unique and critical role in the regulation of public utilities in North Carolina for the Public Staff to provide independent input and analysis with respect to the issuance of the Storm Recovery Bonds. A letter from the Public Staff’s consultant as to whether the structuring, marketing, and pricing of the Storm Recovery Bonds achieved the lowest Storm Recovery Charges consistent with prevailing market conditions at the time of pricing, and the terms of this Financing Order, along with a report of any action or inaction which the Public Staff’s consultant believes caused the transaction or transactions not to achieve the lowest Storm Recovery Charges protections will assist the Commission in determining whether the best interests of ratepayers are being served by issuance of the Storm Recovery Bonds.

The Commission understands that in the final weeks and days before the Storm Recovery Bonds are issued, important decisions may need to be made in a short time frame. After the Storm Recovery Bonds are priced and DEP files the Issuance Advice Letter, the Commission has only until noon on the third business day after pricing in order to determine whether the proposed issuance complies with this Finance Order. In order that the Commission may respond in a timely and informed manner, the Commission may choose to participate on the Bond Advisory Team through any or all of the following: a designated Commissioner or Commissioners, designated Commission Staff, outside counsel, or a financial consultant. The Commission’s participation in the Bond Advisory Team will not involve formal decision-making. Rather, the Commission will remain apprised of the pricing, structuring, and marketing of the Storm Recovery Bonds through the Bond Advisory Team.

The Commission notes that it is authorized, but not obligated, to receive outside expert assistance under N.C.G.S. § 62-172(n) for the purpose of providing the Commission with a neutral expert report to inform its final decision.

Consistent with Rule R8-75(e), in order for the Bond Advisory Team to perform its duties and to participate fully and in advance regarding all aspects of structuring, marketing, and pricing the Storm Recovery Bonds, the Commission emphasizes that DEP must provide the entire Bond Advisory Team with timely information and must invite the entire Bond Advisory Team to participate in Bond Advisory Team meetings. The Bond Advisory Team must be given an opportunity to review and comment on all aspects of the structuring, pricing, and marketing of the Storm Recovery Bonds including without limitation the selection and retention of underwriters and other transaction participants, the terms of all Transaction Documents, the length of the bond terms, the interest rates of the bonds, the capitalization of the bonds, the transaction structure, the issuance strategy, pricing strategy, appropriate credit enhancements, and the credit rating process. However, as provided in Rule R8-75(e)(4), DEP shall have the sole right to select all counsel and advisors for DEP, the DEP SPE, and the underwriters.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 48

Issuance Advice Letter

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

In its Financing Orders Petition, Duke proposed an Issuance Advice Letter process whereby DEP and DEC certify that the structuring, marketing, and pricing of the storm recovery bonds meet the Statutory Cost Objectives, with the Commission having the final say on whether the transaction is consummated or not. See Joint Pet. Exs. A–B at App. C, Attach. 8.

Pursuant to N.C.G.S. § 62-172(b)(3)b.3, the Commission is required to find that the structuring and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in such Financing Order. Additionally, N.C.G.S. § 62-172(b)(3)b.10 requires DEP to determine the initial Storm Recovery Charge in accordance with this Financing Order.

Appendix C, Attachment 8 to this Financing Order requires DEP to make the following certification:

Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of this Financing Order, DEP certifies the statutory requirements for issuance of a financing order and Storm Recovery Bonds have been met, specifically that the issuance of the Storm Recovery Bonds on behalf of DEP and the imposition and collecting of Storm Recovery Charges authorized by this Financing Order provide quantifiable benefits to customers of DEP as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and that the structuring and pricing of the Storm Recovery Bonds issued on behalf of DEP result in the lowest Storm Recovery Charges payable by the customers of DEP consistent with market conditions at the time such Storm Recovery Bonds are priced an the terms set forth in the Financing Order.

Thus, the Securitization Statute and this Financing Order establish a lowest Storm Recovery Charge standard that DEP must achieve. Moreover, the Securitization Statute and Financing Order create a legal obligation for DEP to certify its achievement of this standard in order for the Commission to approve DEP’s Issuance Advice Letter and allow the actual issuance of the Storm Recovery Bonds to go forward. Therefore, the Commission finds and concludes that DEP’s certification will constitute competent, material, and substantial evidence that the Statutory Cost Objectives have been achieved.

Accordingly, the Commission directs DEP to file the Issuance Advice Letter along with the True-up Adjustment Letter in final form with the Commission within one business day after actual pricing. Together, the Issuance Advice Letter and True-up Adjustment Letter shall include the following information: the actual structure of the Storm Recovery Bond issuance; the scheduled final payment dates and legal maturities of the Storm Recovery Bonds, which shall be under the direct control of DEP and its counsel at DEP’s sole discretion; over-collateralization levels (if any); any other credit enhancements; revised estimates of the up-front Financing Costs proposed to be financed and estimates of the ongoing Financing Costs for the first collection period; and other information specific to the Storm Recovery Bonds from proceeds of the Storm Recovery Bonds. Finally, the Issuance Advice Letter shall include certifications from DEP that the final structuring, marketing, and pricing of the Storm Recovery Bonds in fact achieved the Statutory Cost Objectives.

The actual details of the transaction, including certifications from the lead underwriters, Commission consultants, and DEP included with the Issuance Advice Letter, shall be provided no later than the first business day after pricing. Unless the Commission issues an order denying approval of the Storm Recovery Bond issuance before noon on the third business day after pricing, the transaction shall thereupon proceed without any further action by the Commission. The Commission retains discretion either to allow the transaction to be completed or to issue an order to stop the transaction if the Commission does not receive the required certifications or if the certifying parties are unable or unwilling to deliver the required certifications in a form acceptable to the Commission. The Commission shall only issue an order to stop the transaction if the Commission determines that (1) the transaction does not comply with this Financing Order, including the lowest Storm Recovery Charge standard, or (2) the Commission has not received the required certifications in a form acceptable to the Commission.

DEP will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning Storm Recovery Property arising under this Financing Order, or to cause the issuance of any Storm Recovery Bonds authorized in this Financing Order; provided, however, that any issuance must satisfy the Statutory Costs Objectives and shall be subject to the provisions of the preceding paragraph. Subject to the Issuance Advice Letter procedures and the Commission’s power to issue an order to stop the transaction as described above, the DEP SPE will issue the Storm Recovery Bonds on or after the fifth business day after pricing of the Storm Recovery Bonds.

In the event either of the following occurs: (1) DEP determines that the issuance of the Storm Recovery Bonds would not achieve the Statutory Cost Objectives or (2) the Commission will not permit issuance of the Storm Recovery Bonds, then as provided in N.C.G.S. § 62-172(c)(3), DEP shall not be precluded from seeking to recover Financing Costs incurred and Carrying Costs accrued after issuance of the Prudency Review Order in its next general rate case.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 49–51

Certifications and Opinions

The evidence supporting these findings of fact is contained in the testimony and exhibits of the witnesses, the Financing Order Stipulation and the entire record in this proceeding.

The purpose of an Issuance Advice Letter is to confirm for the Commission that the structuring, marketing, and pricing of the Storm Recovery Bonds have satisfied the Statutory Cost Objectives.

DEP recommended that this Financing Order also require delivery of certifications from each lead underwriters and from the Commission’s financial consultant, without material qualifications, confirming what they have done has in fact met the lowest charge standard of N.C.G.S. § 62-172(b)(3)b.3.

The Public Staff witnesses recommended that this Financing Order also require delivery of certifications from the Public Staff’s consultant, without material qualifications, similar to the required certification from the underwriter(s), or absent a certification, a statutory benefits confirmation letter.

In rebuttal, Duke witness Heath opposed the Public Staff’s consultant filing a formal certification but did not oppose such consultant providing a letter opining as to whether the structuring, marketing and pricing of the Storm Recovery Bonds achieved the Statutory Cost Objectives.

In the Financing Order Stipulation, the Stipulating Parties agreed and stipulated that the Public Staff’s consultant may file a statutory benefits confirmation letter with the Commission.

Based upon the foregoing competent, material, and substantial evidence in the whole record, the Commission concludes that it is just, reasonable, and appropriate to require that written certifications, without material qualification, be provided by each of the lead underwriters. It is just and reasonable for each lead underwriter of the Storm Recovery Bonds be required to deliver to the Commission an independent certificate confirming that the structuring, marketing, and pricing of the Storm Recovery Bonds in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order. The Commission retains discretion either to allow the transaction to be completed or to issue an order to stop the transaction if any lead underwriter fails to deliver the required certification or is unable or unwilling to deliver the required certification in a form acceptable to the Commission.

Finally, if the Commission elects to retain an independent advisor pursuant to N.C.G.S. § 62-172(n), its consultant will be responsible for certifying that the structuring, marketing, and pricing of the Storm Recovery Bonds achieve the lowest Storm Recovery Charges consistent with prevailing market conditions at the time of pricing and the terms of this Financing Order. If the Commission elects to retain an independent consultant, the Commission’s independent consultant(s) will provide a certification no later than the date the Issuance Advice Letter is filed. If the Commission’s consultant is unable to provide such certification, it must fully explain the reasons in writing. The Commission retains discretion either to allow the transaction to be completed or to issue an order to stop the transaction if its consultant is unwilling or unable to deliver the required certification in a form acceptable to this Commission.

Consistent with the 2021 NC Transactions and the Financing Order Stipulation, the Commission concludes that it is reasonable, appropriate, and in the public interest for the Public Staff’s consultant to provide a letter as to whether the structuring, marketing, and pricing of the Storm Recovery Bonds achieved the Statutory Cost Objectives. The letter shall include a report of any action or inaction which the Public Staff’s consultant believes caused the transaction not to achieve the Statutory Cost Objectives.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 52

Flexibility

The evidence supporting this finding of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Section § 62-172(b)(3)b.8 requires the Commission to specify the degree of flexibility to be afforded to DEP in establishing the terms and conditions of the Storm Recovery Bonds, including, but not limited to, repayment schedules, expected interest rates, and other Financing Costs consistent with N.C.G.S. § 62-172(b)(3)b.1–7.

Throughout this Financing Order, the Commission has granted DEP flexibility within parameters. For instance, the DEP SPE may issue Storm Recovery Bonds with a scheduled final payment date of approximately 20 years, inclusive, from the date of the issuance of the Storm Recovery Bonds and the legal maturity date may be longer in accordance with rating agency requirements. Pursuant to Duke witness Cimino’s testimony, this difference provides additional credit protection, allowing shortfalls in principal payments to be recovered over an additional time period and therefore helping in achieving the targeted AAA or equivalent ratings. It is not necessary to enumerate here every instance in which the Commission has given DEP flexibility to establish the terms and conditions of the Storm Recovery Bonds.

The Commission finds that Storm Recovery Bonds may be issued in one or more series, each series of Storm Recovery Bonds may be issued in one or more tranches, and the Storm Recovery Bonds must be structured by DEP to achieve the Statutory Cost Objectives. Further, the Storm Recovery Bonds shall be structured such that the payment of the principal of and interest on the Storm Recovery Bonds is expected to be substantially level on an annual basis over those terms.

DEP shall be afforded flexibility in determining the final terms of the Storm Recovery Bonds, including payment and maturity dates, interest rates (or the method of determining interest rates), the terms of any interest rate swap agreement, interest rate lock or similar agreement, the creation and funding of any supplemental capital, reserve or other subaccount, and the issuance of Storm Recovery Bonds through either one SPE or multiple SPEs, except as otherwise provided in this Financing Order.

As noted above, certain costs, such as debt service on the Storm Recovery Bonds, as well as the ongoing fees of the trustee, rating agency surveillance fees, regulatory assessment fees, and the costs of any other credit enhancement or interest rate swaps, will not be known until after the pricing of a series of Storm Recovery Bonds. This Financing Order provides flexibility to recover such costs through the Storm Recovery Charge and the true-up of such charge. In this Financing Order the Commission has established the Issuance Advice Letter, Bond Advisory Team, and independent certification procedures in order to grant DEP flexibility, while still ensuring that the structuring, marketing, and pricing of Storm Recovery Bonds achieve the Statutory Cost Objectives.

Based upon the foregoing competent, material, and substantial evidence in the whole record, the Commission concludes that a bond structure that provides for substantially levelized annual revenue requirements over the expected life of the Storm Recovery Bonds is in the public interest and should be used. This structure offers the benefit of not relying upon public utility customer growth and will allow the resulting overall weighted average Storm Recovery Charges to remain level or decline over time, if billing determinants remain level or grow.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 53–54

Statutory Cost Objectives

The evidence supporting these findings of fact is contained in the Financing Orders Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Section 62-172(b)(1)g, requires a public utility petitioning the Commission for a Financing Order to provide “a comparison between the net present value of the costs to customers that are estimated to result from the issuance of Storm Recovery Bonds and the costs that would result from the application of the traditional method of financing and recovering Storm Recovery Costs from customers.” In addition, N.C.G.S. § 62-172(b)1.g requires a public utility petitioning the Commission for a Financing Order to demonstrate that “the comparison should demonstrate that the issuance of storm recovery bonds and the imposition of Storm Recovery Charges are expected to provide quantifiable benefits to customers.”

In accordance with N.C.G.S. § 62-172(b)(1)g, DEP must show that the net present value of the costs to customers using securitization is less than the net present value of the costs that would result under traditional storm cost recovery.

DEP provided the cost comparison required by N.C.G.S. § 62-172(b)(1)g in witness Jiggetts’s DEP Exhibit 5. Jiggetts’s DEP Exhibit 5 calculates both the total estimated net present value of costs to customers under the Storm Recovery Charges as well as the total net present value costs to customers under the traditional cost recovery method. Therefore, as an initial matter, the Commission concludes that DEP has provided the necessary comparison required by N.C.G.S. § 62-172(b)(1)g.

As shown in Jiggetts’s DEP Exhibit 5, using the traditional method of cost recovery, the net present value of total retail costs to customers is approximately $359.07 million. Using the storm securitization method of cost recovery and recovering Storm Recovery Costs through the Storm Recovery Charge, the net present value of total retail costs to customers is approximately $315.54 million assuming a 20-year bond period. This results in approximately $43.53 million, or approximately 12.12 percent, of quantifiable benefits to customers. Tr. at 184–85. The calculation is detailed in DEP’s Jiggetts’s Corrected Supplemental Exhibit 5.

Based upon the foregoing competent, material, and substantial evidence in the whole record and pursuant to N.C.G.S. § 62-172(b)(3)b.2., the Commission expects that the issuance of the Storm Recovery Bonds and the imposition of the Storm Recovery Charges authorized by this Financing Order will provide quantifiable benefits to customers as compared to the costs that would have been incurred under the traditional cost recovery method.

Additionally, the Commission finds and concludes that there is competent, material, and substantial evidence in the whole record demonstrating that the process established by DEP and as set forth in this Financing Order relative to the structuring and pricing of the Storm Recovery Bonds, along with the continued oversight of the Commission through the Bond Advisory Team, the Issuance Advice Letter process, and the certifications and letter required by Findings of Fact Nos. 49–51, are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in this Financing Order, as required by N.C.G.S. § 62-172(b)(3)b.3. The record in this case demonstrates that professionals who collectively possess decades of experience in pricing, structuring, and marketing complex securities, including utility securitization bonds, will provide their expertise to the pricing, structuring, and marketing of the Storm Recovery Bonds through their participation on the Bond Advisory Team. Many of them were involved in the successful $1.1 billion securitization of DEP’s and DEC’s Storm Recovery Costs in 2021. The terms of this Financing Order are similar in many respects to the DEP and DEC NC Financing Orders in 2021. The testimony of the witnesses for DEP manifests their intention and ability to achieve the lowest possible Storm Recovery Charges for North Carolina ratepayers. Importantly, this Financing Order establishes a robust and flexible procedure to allow DEP to address the requirements of market participants or any changes in market conditions as the issuance date approaches. After the bonds are priced, the major participants will report to the Commission — and in the case of DEP, the lead underwriters, and the Commission’s financial consultant (if applicable) — will give a certification as to whether the Statutory Cost Objectives have been met. After participating in the Bond Advisory Team and reviewing the certifications, the Commission has a final opportunity to approve or disapprove issuance of the Storm Recovery Bonds.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 55–56

Potential Corporate Consolidation

The evidence supporting these findings of fact is contained in the rebuttal testimony of Duke witness Heath, and the entire record in this proceeding.

In rebuttal testimony, Duke witness Heath proposed an additional clause be added to the Financing Order regarding a potential merger between DEP and DEC. The language proposed is intended to maintain the flexibility for DEP and the Commission without committing to any specific outcome for prejudging any future proposals related to the potential merger of DEP and DEC and was proposed to reassure investors in the Storm Recovery Bonds that any decisions of the Commission with respect to a potential merger would comply with the terms of the Securitization Statute and this Financing Order. The additional clause was included in their Proposed Financing Order, filed in this docket.

Based upon the foregoing competent, material, and substantial evidence, the Commission concludes that the addition of Findings of Fact Nos. 55–56 is prudent and should be included in this Financing Order.

IT IS, THEREFORE, ORDERED as follows:

Approval of Application

1.       That DEP’s Financing Orders Petition for the issuance of a Financing Order pursuant to the Securitization Statute is approved, as provided in this Financing Order;

Approval of Financing Order Stipulation

2.       That the Financing Order Stipulation is hereby approved in its entirety;

Mitigation of Rate Impacts

3.       That DEP’s comparison between the net present value of the costs to customers that are estimated to result from Storm Recovery Bonds and the costs that would result from the application of the traditional method of financing and recovering Storm Recovery Costs from customers satisfies the terms of the Securitization Statute and Commission Rules;

Authority to Finance using Securitization

4.       That DEP’s Financing Orders Petition for Financing Orders authorizing the issuances by DEP and DEC of Storm Recovery Bonds in one or more series is granted as to DEP, subject to the terms set forth in the body of this Financing Order and the related Financing Order for DEC. DEP is hereby authorized to cause the issuance by the DEP SPE of Storm Recovery Bonds secured by the pledge of Storm Recovery Property, in one or more series in an aggregate principal amount not to exceed the Securitizable Balance as of the date the first series of Storm Recovery Bonds are issued. The proceeds received by DEP from the DEP SPE’s sale of such bonds are to be used by DEP to finance the equivalent of:

(a)	recovery of Storm Recovery Costs, which includes Carrying Costs necessary to account for the number of days, as applicable, either greater than or less than assumed in the Carrying Costs calculation, calculated at DEP’s relevant approved after tax cost of debt as adjusted in the Issuance Advice Letter in accordance with any determination of the Commission as a result of the audit of post-rate case Storm Recovery Costs as described in this Financing Order; and

(b)	recovery of the up-front Financing Costs incurred in connection with issuance of the Storm Recovery Bonds.

Carrying Costs and up-front Financing Costs are subject to update, adjustment, and approval pursuant to the terms of this Financing Order and the Issuance Advice Letter procedures as provided by this Financing Order;

Outside Costs

5.       That the costs associated with the Commission’s and the Public Staff’s outside consultants and outside counsel, if any, to the extent such costs are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with the Commission or the Public Staff, as such arrangements may be modified by any amendment entered into at the Commission’s or the Public Staff’s sole discretion, will qualify as up-front Financing Costs and be paid from proceeds of Storm Recovery Bonds;

Structure

6.       That the proposed transaction structure for the Storm Recovery Bonds, as set forth in the body of this Financing Order, is approved;

IRS Safe Harbor Provisions

7.       That DEP shall structure the Storm Recovery Bond transactions in a way that complies with the safe harbor provisions of the IRS Revenue Procedure;

SPE

8.       That DEP is authorized to form one or more DEP SPEs to be structured as discussed in this Financing Order. DEP is authorized to execute one or more limited liability company agreements, consistent with the form included as Heath Exhibit 2e to witness Heath’s testimony and the terms and conditions of this Financing Order. The DEP SPE shall be funded with an amount of capital that is sufficient for the DEP SPE to carry out its intended functions as contemplated in the Financing Orders Petition and this Financing Order. The Commission approves an initial capital contribution of 0.5 percent of the initial aggregate principal amount of a series of Storm Recovery Bonds or such greater amount as the credit rating agencies shall require. The capital contributions by DEP to the DEP SPE shall be funded by DEP and not from the proceeds of the sale of Storm Recovery Bonds. DEP will be permitted to earn a rate of return on its invested capital in DEP SPE equal to the rate of interest payable on the longest maturing tranche of Storm Recovery Bonds, provided, however, that such rate shall not exceed DEP’s after-tax WACC approved by the Commission in Docket No. E-2, Sub 1300, and this return on invested capital should be a component of the Periodic Payment Requirement;

Issuance

9.       That in accordance with the terms of this Financing Order and subject to the criteria and procedures described herein, the DEP SPE is authorized to issue Storm Recovery Bonds in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the Storm Recovery Bonds are issued) and may pledge to an indenture trustee, as collateral for payment of the Storm Recovery Bonds, the Storm Recovery Property, including the DEP SPE’s right to receive the related Storm Recovery Charges as and when collected, the DEP SPE’s rights under the servicing agreement and other collateral described in the indenture. Subject to the terms of this Financing Order DEP retains sole discretion regarding whether to assign, sell, or otherwise transfer Storm Recovery Property or to cause the Storm Recovery Bonds to be issued, including the right to defer or postpone such assignment, sale, transfer, or issuance;

Form Agreements

10.     That the Commission finds good cause to authorize DEP to provide service to the DEP SPE under the servicing agreement and for the servicing agreement to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order. The Commission finds good cause to authorize DEP to administer the DEP SPE under the administration agreement and for the administration agreement to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order. The Commission finds good cause to authorize DEP to enter into a purchase and sale agreement with the DEP SPE to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order;

Servicing and Administration Fees

11.     That DEP will establish a regulatory asset or regulatory liability account separate and apart from the regulatory assets and liabilities of other types of securitization-related costs and benefits, for the purpose of tracking (as received and incurred) servicing and administration fees received by DEP from the DEP SPE and the incremental costs incurred by DEP in fulfilling the required functions under the servicing and administration agreements. Any regulatory asset or regulatory liability account established pursuant to this paragraph shall accrue carrying costs at DEP’s net-of-tax WACC, and be considered for recovery from or returned to customers in DEP’s next general rate case;

DEP as Servicer

12.     That DEP shall act as initial servicer under the proposed financing transaction and is granted flexibility to act as servicer pursuant to the servicing agreement discussed in this Financing Order;

Third Party Supplier

13.     That if the State of North Carolina or the Commission decides to allow billing, collection, and remittance of the Storm Recovery Charges by a third party supplier within the DEP service territory, such authorization will be consistent with the rating agencies’ requirements necessary for the Storm Recovery Bonds to receive and maintain the targeted AAA rating as described in Finding of Fact No. 29;

Creation of Storm Recovery Property

14.     That the creation of the DEP Storm Recovery Property as described in this Financing Order is approved and, upon transfer of the Storm Recovery Property to the DEP SPE, shall be created, and shall consist of: (1) all rights and interests of DEP or its successors or Assignees under this Financing Order, including the right to impose, bill, charge, collect, and receive Storm Recovery Charges authorized in this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, charged, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds. The creation of Storm Recovery Property is conditioned upon, and shall be simultaneous with, the sale or other transfer of the Storm Recovery Property to the DEP SPE, the issuance of the Storm Recovery Bonds, and the pledge of the Storm Recovery Property to secure the Storm Recovery Bonds;

Recovery of Storm Recovery Charges

15.     That DEP shall impose on, and shall collect, as initial servicer, from all existing and future retail customers receiving transmission or distribution service, or both, from DEP, even if such customer elects to purchase electricity from an alternative supplier, Storm Recovery Charges in an amount sufficient to provide for the timely recovery of its Periodic Payment Requirement detailed in this Financing Order, including, without limitation, payment of principal and interest on the Storm Recovery Bonds;

Approval of Tariffs

16.     That the form of the Tariff schedule as shown in Moore DEP Exhibit 2 is approved;

Partial Payment

17.     That if any customer does not pay the full amount it has been billed, the amount collected will be prorated among all charge categories, including the Storm Recovery Charges and any other storm recovery charges approved by the Commission and charges of DEP, in proportion to their percentage of the overall bill;

Imposition and Collection, Nonbypassability

18.     That DEP is authorized to impose, bill, charge, collect, receive, and adjust from time to time pursuant to the True-up Mechanism as described in this Financing Order a Storm Recovery Charge, to be collected on a per kWh basis from each of its existing and future retail customers until the related Storm Recovery Bonds are paid in full and all related Financing Costs and other costs of the bonds have been recovered in full. Such Storm Recovery Charges shall be nonbypassable charges that are separate and apart from DEP’s base rates and shall be paid by all DEP jurisdictional existing and future retail customers receiving transmission or distribution service, or both, from DEP or its successors or Assignees under Commission-approved rate schedules as provided in this Financing Order. Such Storm Recovery Charges shall be in amounts sufficient to ensure the timely recovery of DEP’s Storm Recovery Costs and Financing Costs (up-front and ongoing) detailed in this Financing Order and the Issuance Advice Letter, including payment of principal of and interest on the Storm Recovery Bonds;

Allocation

19.     That the debt service and other Financing Costs associated with the Storm Recovery Bonds shall be allocated to the customer rate classes based on DEP’s approved allocation methodology in the proposed Tariff; and that it is just and reasonable that the Storm Recovery Charges be adjusted for any changes to the customer allocation methodology approved by the Commission in subsequent general rate proceedings for DEP;

Collection Period

20.     That this Financing Order and the Storm Recovery Charges authorized hereby shall remain in effect until the Storm Recovery Bonds and all Financing Costs (including tax liabilities) related thereto have been paid or recovered in full. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of DEP or its successors or Assignees. Following repayment of the Storm Recovery Bonds and the relevant Financing Costs authorized in this Financing Order and release of the funds by the indenture trustee, the DEP SPE shall distribute the final balance of its collection account to DEP, and DEP shall credit other electric rates and charges by a like amount, less the amount in the tail-end subaccount, which shall be recorded as a regulatory liability for remittance to ratepayers in DEP’s next general rate case and the amount of the relevant capital subaccount and any unpaid return on invested capital due to DEP as set forth in the body of this Financing Order, which shall be returned to DEP;

Ownership Notification and Separate Line Item Charge

21.     That the electric bills of DEP shall reflect that a portion of the charges on such bill represents Storm Recovery Charges approved in this Financing Order and must include a statement to the effect that the DEP SPE is the owner of the rights to Storm Recovery Charges and that DEP is acting as servicer for the DEP SPE. The Tariff applicable to customers must indicate the Storm Recovery Charge and the ownership of that charge. DEP shall identify amounts owed with respect to its Storm Recovery Property in accordance with the Securitization Statute. DEP will discuss the bill presentation of the Storm Recovery Charge with the Bond Advisory Team to ensure compliance with the Securitization Statute. If any customer does not pay the full amount it has been billed, the amount collected will be prorated among all charge categories, including the Storm Recovery Charges and any other storm recovery charges approved by the Commission and charges of DEP, in proportion to their percentage of the overall bill;

True-up Mechanism

22.     That the True-up Mechanism identified in Appendix B to this Financing Order is approved and shall be applied at least semiannually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Storm Recovery Bonds);

True-up Adjustment Letter

23.     That DEP or its Assignee(s) are authorized to recover the Periodic Payment Requirement and shall file with the Commission at least semiannually (and at least quarterly beginning 12 months prior to the last scheduled payment date of the latest maturing tranche of a series of Storm Recovery Bonds) a True-up Adjustment Letter as described in this Financing Order, which shall be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement and the actual amount of Storm Recovery Charge remittances to the indenture trustee for the series of Storm Recovery Bonds. Upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible but no later than 30 days following the servicer’s true-up filing; and that notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s filing of a True-up Adjustment Letter. No potential modification to correct an error in a True-up Adjustment Letter shall delay its effective date and any correction or modification which could not be made prior to the effective date shall be made in the next True-up Adjustment Letter. Upon administrative approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of the Commission will be required prior to implementation of the true-up;

Changes to Storm Recovery Charges

24.     That upon any change to customer rates and charges stemming from the True- up Mechanism, DEP shall file appropriately revised tariff sheets with the Commission, provided, however, that approval of the Storm Recovery Charges shall not be delayed or otherwise adversely impacted by the Commission’s decision with respect to the tariff;

Public Staff Audit of the On-going Financing Costs

25.     That the Public Staff shall be permitted to perform a limited audit of the Ongoing Financing Costs as described in this Financing Order and present its findings to the Commission; provided, however, that unless an adjustment to the Storm Recovery Charges is necessary to correct for a mathematical or clerical error, the Commission shall not make any adjustments to Storm Recovery Charges as a result of the Public Staff audit, but the findings of the Public Staff audit shall instead be resolved at DEP’s next general rate case. In the event Ongoing Financing Costs are determined in a separate proceeding by the Commission to have incurred as a result of gross negligence, reckless, or willful misconduct by either DEP or the DEP SPE, DEP shall create a regulatory liability in the amount determined appropriate by the Commission to be returned to customers, with carrying costs at DEP’s net-of-tax WACC, in the next general rate case;

Bond Advisory Team

26.     That a Bond Advisory Team shall be formed, consisting of representatives of DEP, the Commission, and the Public Staff, each of which may designate staff, counsel, and consultants to participate on the Bond Advisory Team. However, none of the Public Staff, any designee of the Public Staff, the Commission and any designee of the Commission are agents of DEP by their participation on the Bond Advisory Team;

Decision-making

27.     That DEP, shall make all decisions regarding pricing, structuring, and marketing the Storm Recovery Bonds, with advice and input from the other members of the Bond Advisory Team; and that the final structure of the transaction, including pricing, shall be subject to review by the Commission to ensure that all requirements of the Securitization Statute and this Financing Order have been met;

Roles of the Bond Advisory Team

28.     That DEP shall provide all members of the Bond Advisory Team with timely information so they may be informed fully and in advance regarding all aspects of the structuring, marketing, and pricing of the Storm Recovery Bonds. The members of the Bond Advisory Team are entitled to be present during communications with underwriters, credit rating agencies, and investors. DEP shall invite all members of the Bond Advisory Team to join all Bond Advisory Team meetings to review and comment on all aspects of the structuring, pricing, and marketing of the Storm Recovery Bonds, including without limitation the selection and retention of underwriters and other transaction participants; the terms of all Transaction Documents; the length of the terms of the Storm Recovery Bonds; the interest rates of the Storm Recovery Bonds (including whether the interest rate is floating or fixed); the capitalization of the Storm Recovery Bonds; the transaction structure; the issuance strategy; appropriate credit enhancements; and the credit rating process, except that that DEP shall have sole right to select and engage all counsel and advisors for DEP, the DEP SPE, and the underwriters;

Issuance Advice Letter

29.     That DEP shall file an Issuance Advice Letter along with the True-up Adjustment Letter in final form with the Commission no later than one business day after actual pricing, substantially in the form of Appendix C to this Financing Order describing the final structure and terms of the Storm Recovery Bond issuance, including an updated accounting of the up-front Financing Costs and the final Carrying Costs. The Issuance Advice Letter shall include certifications from DEP that the structuring, pricing, and marketing of the Storm Recovery Bonds in fact achieved the Statutory Cost Objectives. Unless the Commission issues an order stopping the Storm Recovery Bond issuance before noon on the third business day after pricing because the Commission determines that the Issuance Advice Letter and all required certifications have not been delivered or the transaction does not comply with this Financing Order, the transaction shall proceed without any further action of the Commission. The Commission shall only issue an order to stop the transaction if the Commission determines that (a) the transaction does not comply with this Financing Order, or (b) the Commission is not satisfied with the certifications it has received pursuant to Findings of Fact Nos. 48, 50–51;

Other Certifications and Opinions

30.     That, no later than the date that DEP files the Issuance Advice Letter with the Commission, the following shall be done: (a) each lead underwriter shall file an independent certification with the Commission confirming that the structuring, marketing, and pricing of the Storm Recovery Bonds in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order; (b) if retained, the Commission’s consultant shall file a certification with the Commission confirming that the structuring, marketing, and pricing of the Storm Recovery Bonds in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order or if the consultant is unable to give such certification it shall fully explain the reasons in a written filing; and (c) the Public Staff’s consultant shall file a letter with the Commission stating its opinion as to whether the structuring, marketing, and pricing of the Storm Recovery Bonds and any storm recovery bonds securities in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order, including an account or any action or inaction that the Public Staff’s consultant believes caused the transaction or transactions not to achieve the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order;

Approval of Regulatory Asset or Regulatory Liability

31.      That DEP’s request to establish a regulatory asset or regulatory liability is approved. Once up-front Financing Costs are known, if actual up-front Financing Costs are in excess of the amounts estimated in the Issuance Advice Letter, DEP shall establish a regulatory asset to defer any excess amounts of up-front Financing Costs and shall preserve those costs to consider for later recovery in DEP's next general rate case. The regulatory asset shall be in an amount equal to the difference between up-front Financing Costs identified in the final Issuance Advice Letter and actual up-front Financing Costs incurred. The regulatory asset shall accrue carrying costs at DEP’s net-of-tax WACC. If the actual amount of the up-front Financing Costs are less than the amounts financed by Storm Recovery Bonds, the overcollection will be set aside in a regulatory liability, accruing carrying costs at DEP’s net-of-tax WACC and returned to customers in the next general rate case as approved in the Prudency Review Stipulation;

State Pledge

32.     That the DEP SPE issuing Storm Recovery Bonds is authorized, pursuant to N.C.G.S. § 62-172(k)(2) and this Financing Order, to include the State of North Carolina pledge, which includes a pledge by the Commission, with respect to Storm Recovery Property and Storm Recovery Bonds and related documentation as provided for in N.C.G.S. § 62-172(k)(1);

Storm Recovery Bonds Not Public Debt

33.     That pursuant to N.C.G.S. § 62-172(i) all Storm Recovery Bonds must contain this statement: “Neither the full faith and credit nor the taxing power of the State of North Carolina is pledged to the payment of the principal of, or interest on, this bond;” and

Irrevocability

34.      That upon the earlier of either (a) the transfer of the Storm Recovery Property or (b) issuance of the Storm Recovery Bonds, which shall be substantially simultaneous, this Financing Order shall become irrevocable, and, except for changes made pursuant to the formula-based mechanism authorized in this Financing Order, the Commission may not amend, modify, or terminate this Financing Order by any subsequent action nor reduce, impair, postpone, terminate, or otherwise adjust the Storm Recovery Charges pursuant to this Financing Order.

ISSUED BY ORDER OF THE COMMISSION.

This the 18th day of June, 2025.

NORTH CAROLINA UTILITIES COMMISSION

/s/

A. Shonta Dunston, Chief Clerk

Commissioner Jeffrey A. Hughes Concurs

DOCKET NO. E-2, SUB 1370

Commissioner Jeffrey A. Hughes concurring:

While I am willing to approve the Order, I have similar concerns to what I expressed in Docket Nos. E-7, Sub 1321 and E-2, Sub 1362 (Prudency Review Proceeding) and I would have preferred more discussion on the impacts of shifting costs that have been scientifically shown to be linked to past electricity production due to climate change to customers far into the future who may not have even been customers during the storms. I acknowledge that financing through securitization of storm recovery costs over 20 years can be shown to be less expensive than traditional rate recovery of these amounts at higher capital costs with shorter amortization periods. However, I believe a customer paying for this recovery in 20 years will have trouble understanding how they themselves saved costs through securitization. They might reasonably feel that the costs should have been born by past customers whose electricity use can be shown to have contributed to the increase in the severity of storms due to climate change. From a fairness standpoint, there seems to be an argument that I wish was at least acknowledged in the Order, that current customers should carry more responsibility for paying for externalities associated with the current production of electricity.

/s/ Jeffrey A. Hughes
Commissioner Jeffrey A. Hughes

APPENDIX A

SUMMARY OF CALCULATION OF DEP’S
SECURITIZABLE BALANCE

Estimated Storm Recovery Costs (incremental O&M costs and capital investments)	$445.80M
Estimated Carrying Costs through bond issuance date[1]	$15.41M
Estimated up-front Financing Costs[2]	$5.15M
Estimated Principal Amount of Storm Recovery Bonds[1]	$466.36M

1 Assuming the Storm Recovery Bonds are issued on approximately November 1, 2025.

2 Final Up-front Financing Costs to be included in the Issuance Advice Letter.

APPENDIX B

[Form of Standard True-up Adjustment Letter]

[      ___ , 20 ]

VIA ELECTRONIC FILING

[ ]
Office of the Chief Clerk
North Carolina Utilities Commission
4325 Mail Service Center
Raleigh, North Carolina 27699-4335

Re:	Duke Energy Progress, LLC’s True-up Adjustment Letter Docket No. E-2, Sub 1370

Dear Clerk [ ]:

Pursuant to the North Carolina Utilities Commission’s (Commission) [ , 20 ] Order in Docket No. E-2, Sub 1370 (the DEP Financing Order), Duke Energy Progress, LLC (DEP) as Servicer of the [ ] (Storm Recovery Bonds) has filed a request for an adjustment to the storm recovery bond charges (Storm Recovery Charges). This adjustment is intended to satisfy the requirements of N.C.G.S. § 62-172(b)(3)d., and the Financing Order by ensuring that the Storm Recovery Charges will recover amounts sufficient to timely provide for payments of debt service and other required amounts in connection with the Storm Recovery Bonds.

Per the Financing Order, “[a]fter issuance of Storm Recovery Bonds on behalf of DEP, the servicer will submit at least semiannually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of…Storm Recovery Bonds) a letter in this docket for Commission review, as described in N.C.G.S. § 62-172(b)(3)d., and in the form attached hereto…and as an exhibit to the servicing agreement” (True-up Adjustment Letter). The Storm Recovery Bonds were issued on [ , 20 ]. DEP filed its first True-up Adjustment Letter on [ , 20 ].

Ordering Paragraph 23 of the Financing Order describes how such True-up Adjustment Letters are to be handled. Upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible but no later than 30 days following the servicer’s true-up filing; and that notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s filing of a True-up Adjustment Letter. No potential modification to correct an error in a True-up Adjustment Letter shall delay its effective date and any correction or modification which could not be made prior to the effective date shall be made in the next True-up Adjustment Letter. Upon administrative approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of the Commission will be required prior to implementation of the true-up. Attached is the [ TBD ] Revised Sheet No. [ ] reflecting the change in the Storm Recovery Charge.

APPENDIX B

Per DEP’s request in its True-up Adjustment Letter and in accordance with the Financing Order, the proposed adjustments to the Storm Recovery Charges will be effective on [ , 20 ].

Respectfully submitted,

Duke Energy Progress, LLC

Attachments

APPENDIX B

ATTACHMENT 1

DUKE ENERGY PROGRESS, LLC
Storm Recovery Charge True-up Mechanism Form For the

Period              , 20 through             , 20

Storm Recovery Charge True-up Mechanism Form

For Storm Recovery Charge to be effective ______

Description			Calculation of the True-up (1)		Projected Revenue Requirement to be Billed and Collected (2)			Revenue Requirement for Storm Recovery Charge (1)+(2)=(3)
Storm Recovery Bond Repayment Charge (remitted to SPE)

True-up for the Prior Remittance Period Beginning and Ending :
Principal			$-
Interest
Servicing Costs
Other On-Going Costs*
Total Prior Remittance Period Revenue Requirements (Line 4+5+6+7)			$-
Prior Remittance Period Actual Cash Receipt Transfers and Interest income:
Cash Receipts Transferred to the SPE
Interest Income on Subaccounts at the SPE
Total Current Period Actual Daily Cash Receipts Transfers and Interest Income (Line 10 + 11)			$-
(Over)/Under Collections of Prior Remittance Period Requirements (Line 8+12)			-
Cash in Excess Funds Subaccount			-
Cumulative (Over)/Under Collections through Prior Remittance Period (Line 13+14)			$-						$-

Current Remittance Period Beginning and Ending :	(E	)
Principal			$-
Interest
Servicing Costs
Other On-Going Costs*
Total Current Remittance Period Revenue Requirement (Line 19+20+21+22)			$-

Current Remittance Period Cash Receipt Transfers and Interest Income:
Cash Receipts Transferred to SPE	(A	)	$-	(B	)	$-
Interest Income on Subaccounts at SPE	(A	)		(B	)
Total Current Remittance Period Cash Receipt Transfers and Interest Income (Line 26+27)			$-			$-
Estimated Current Remittance Period (Over)/Under Collection (Line 23+28)			$-			$-			$-

Projected Remittance Period Beginning and Ending :	(E	)
Principal						$-
Interest
Servicing Costs
Other On-Going Costs*
Projected Remittance Period Revenue Requirement (Line 33+34+35+36)						$-			$-

Total Revenue Requirements (Line 15+29+37)									$-
Forecasted kWh Sales for the Projected Remittance Period Collections (Adjusted for Uncollectibles)							(C	)
Average Retail Storm Recovery Charge per kWh to be effective (Line 39/40)							(D	)	0.0000

Notes:
(A) Amounts are based on actual collections for through .
(B) Includes estimated future remittance amounts for through .
(C) Projected for services rendered through . Collections are calculated based upon the ADO and estimated write-offs.
(D) Amount will be allocated to each customer class in accordance with allocations approved in last general rate case.
(E) Collections are assumed to be on a month lag from service rendered date.

*Other On-going Costs:
Pursuant to the Section XX of the Financing Order, the Other On-Going Costs are subject to review. The Other On-Going Costs for the prior remittance period on Line 7, represent actual on-going costs that may be adjusted as needed for any mathematical or clerical errors. The amounts shown for the current and projected remittance period include estimates that will be adjusted for actual costs in future true-up forms.

Disputed Other On-Going Costs
Only adjustments related to mathematical or clerical errors will be included in the Storm Recovery Charge true-up process. Any Other On-Going costs that are disputed for reasons other than mathematical or clerical accuracy, will not be adjusted through the Storm Recovery Charge true-up process. Disputed costs will be addressed in the Company's next general rate case. The total of disputed Other On-Going Costs to-date, not yet resolved in a general rate case, are .

APPENDIX C

[Form of Issuance Advice Letter]

[           , 20 ]

VIA ELECTRONIC FILING

[ ]
Office of the Chief Clerk
North Carolina Utilities Commission
4325 Mail Service Center
Raleigh, North Carolina 27699-4335

Re:	Duke Energy Progress, LLC’s Issuance Advice Letter Docket No. E-2, Sub 1370

Dear Clerk [ ]:

Pursuant to the Financing Order in the above-captioned docket (Financing Order), Duke Energy Progress, LLC (DEP) hereby transmits for filing this combined Issuance Advice Letter and Form of True-up Adjustment Letter. Any terms not defined herein shall have the meanings ascribed thereto in the Financing Order or N.C. Gen. Stat. § 62-172.

In the Financing Order, the Commission requires DEP to file an Issuance Advice Letter following pricing of a series of Storm Recovery Bonds.

The terms of pricing and issuance of the first series of Storm Recovery Bonds are as follows:

Name of Storm Recovery Bonds: [ ]

Name of SPE: [ ]

Name of Storm Recovery Bond Trustee:[ ]

Closing Date: [ ]

Expected Bond Ratings1: Moody’s, [Aaa(sf)]; Standard & Poor’s, [AAA(sf)](final ratings to be received prior to closing)

Total Principal Amount of Storm Recovery Bonds to be Issued (i.e., Amount of Storm Recovery Costs and up-front Financing Costs to be financed): $[ ] (See Attach. 1)

Estimated up-front Financing Costs: $[ ] (See Attach. 2) Interest Rates and Expected Amortization Schedules of the Storm Recovery Bonds (See Attach. 3):

Distributions to Investors: Semiannually

Weighted Average Coupon Rate2: [ ]%

Annualized Weighted Average Yield3: [ ]%

Initial Balance of capital subaccount: $[ ]

1 DEP anticipates receiving bond ratings from at least two major rating agencies.

2 Weighted by modified duration and principal amount of each tranche.

3 Weighted by modified duration and principal amount, calculated including selling commissions.

APPENDIX C

Estimated/Actual Ongoing Financing Costs for first year of Storm Recovery Bonds: $[ ] (See Attach. 4)

The Financing Order requires DEP to confirm, using the methodology approved therein, that the actual terms of the Storm Recovery Bonds result in compliance with the Financing Order. DEP certifies that the following are true:

1.	The issuance of Storm Recovery Bonds and imposition and collection of Storm Recovery Charges as authorized in this Financing Order provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds;

2.	The aggregate principal amount of Storm Recovery Bonds issued does not exceed the Securitizable Balance;

3.	The Storm Recovery Bonds will be issued in one or more series comprised of one or more tranches having target final payment of 20 years;

4.	The Storm Recovery Bonds have received a rating of Aaa(sf) / AAA(sf) from at least two of the three major rating agencies;

5.	The Storm Recovery Bonds are structured to achieve substantially level debt service payments on an annual basis;

6.	The issuance of the Storm Recovery Bonds has been structured in accordance with the IRS Revenue Procedure; and

7.	The structuring, marketing, and pricing of the Storm Recovery Bonds, resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order.

The initial storm recovery charge (the “Initial Charge”) has been calculated in accordance with the methodology described in the Financing Order and based upon the structuring and pricing terms of the Storm Recovery Bonds set forth in this combined Issuance Advice Letter and Form of True-up Adjustment Letter.

Attachment 5 provides the Revenue Requirements for calculating the Initial Charge. Attachment 6 calculates the Initial Charge based upon the cost allocation formula approved in the Financing Order. Attachment 7 is a comparison between the net present value of costs to customers that are estimated to result from the issuance of Storm Recovery Bonds and the costs that would result from the application of the traditional method of recovering Storm Recovery Costs from customers. Also attached are the calculations and supporting data for such tables. DEP’s certification is Attachment 8.

APPENDIX C

Pursuant to the Financing Order, the transaction may proceed and the Initial Charge will take effect unless a stop order is issued by the Commission prior to noon on [ , 20 ] (3 business days after pricing); and the Company, as servicer, or any successor servicer and on behalf of the trustee as assignee of the SPE, is required to apply at least semiannually for mandatory periodic adjustment to the Storm Recovery Charges. The Initial Charge shall remain in effect until changed in accordance with the provisions of Ordering Paragraph 22 of the Financing Order.

DEP’s certification required by the Financing Order is set forth in Attachment 8, which also includes the statement of the actions taken by the Company to achieve the Statutory Objectives as required by the Financing Order.

Respectfully submitted,

Duke Energy Progress, LLC

Attachments

APPENDIX C

ATTACHMENT 1

TOTAL PRINCIPAL AMOUNT OF STORM RECOVERY BONDS TO BE ISSUED (TOTAL AMOUNT OF STORM RECOVERY COSTS AND UP-FRONT FINANCING COSTS TO BE FINANCED)

Storm Recovery Costs, including carrying costs through [date of the Prudency Review Order]	$
Carrying costs subsequent to [the date of the Prudency Review] to bond issuance date
Estimated up-front Financing Costs included in Proposed Structure (refer to attachment 2)	$
Total Storm Recovery Bond Issuance (rounded up)	$

APPENDIX C

ATTACHMENT 2

ESTIMATED UP-FRONT FINANCING COSTS

Underwriters’ Fees and Expenses	$
Servicer Set-up Fee	$
Legal Fees	$
Rating Agency Fees	$
Public Staff Financial Advisor Fees	$
Public Staff Legal Fees	$
DEP Structuring Advisor Fee	$
Accounting Fees	$
SEC Fees	$
SPE Set-up Fee	$
Marketing and Miscellaneous Fees and Expenses	$
Printing / Edgarizing Expenses	$
Trustees/Trustees Counsels Fee and Expenses	$
Original Issue Discount	$
Other Ancillary Agreements	$
TOTAL ESTIMATED UP-FRONT FINANCING COSTS	$

APPENDIX C

ATTACHMENT 3

EXPECTED AMORTIZATION SCHEDULE

A.	General Terms

Tranche	Amount	Coupon	Fixed/ Floating	Average Life	Expected Final Maturity	Legal Final Maturity

B.	Scheduled Amortization Requirement of Storm Recovery Bonds

Series [ ], Tranche [A-1]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

APPENDIX C

ATTACHMENT 3

Series [ ], Tranche [A-2]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-3]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

APPENDIX C

ATTACHMENT 4

ESTIMATED ANNUAL ONGOING FINANCING COSTS

Annual Amount
Servicing Fee[1]	$
Return on Invested Capital	$
Administration Fee	$
Accounting Fees	$
Regulatory Assessment Fees	$
Legal Fees	$
Rating Agency Surveillance Fees	$
Trustee Fees	$
Independent Manager Fees	$
Miscellaneous Fees and Expenses	$
TOTAL ESTIMATED ANNUAL ONGOING FINANCING COSTS	$

1 Low end of the range assumes DEP is the servicer (0.05%). Upper end of the range reflects an alternative servicer (0.60%).

APPENDIX C

ATTACHMENT 5

REVENUE REQUIREMENT AND INPUT VALUES

Initial Payment Period from [ , 20 ]to [ , 20 ]	Bond Repayment	Total
Forecasted retail kWh sales
Percent of billed amounts expected to be charged- off		%
Forecasted % of billings paid in the applicable period		%
Forecasted retail kWh sales billed and collected
Storm Recovery Bond principal payment	$	$
Storm Recovery Bond interest payment	$	$
Forecasted Ongoing Financing Costs (excluding principal and interest)	$	$
Total collection requirement for applicable period	$	$

APPENDIX C

ATTACHMENT 6

Proposed Storm Recovery Charges by Customer Rate Class

Rate Class	Applicable Schedules	(A) Revenue Requirement Allocated by Class(1) ($'000)	(B) Effective Sales(2) (MWh)	(C) Storm Recovery Charge (¢/kWh)
				(A) * 100 / (B)

Residential	RES, R-TOUD, R-TOU, & R-TOU-CPP	$35,424	15,676,367	0.226

Small General Service	SGS, SGS-TOUE, SGS-TOU-CPP, SGS-TOU, CLR,TSF & TSS	$3,817	1,868,234	0.204

Medium General Service	MGS, MGS-TOU, SI, CH-TOUE, GS-TES, APH-TES	$5,433	10,019,926	0.054

Large General Service	LGS, LGS-TOU, LGS-RTP, HP & LGS-HLF	$1,477	7,914,085	0.019

Lighting	ALS, SLS, SLR & SFLS	$3,000	311,736	0.962

Total		$49,151	35,790,348	0.137

(1)	Jiggetts Exhibit 3 - Allocation of Storm Recovery Charge to Customer Classes as filed in Docket No. E-2, Sub 1370. Revenue Requirements were grossed-up to reflect uncollectible account write-offs and regulatory fees.
(2)	Effective Sales are based on the Company’s 2024 Full retail load forecast for year 2024, adjusted by the weather variance factor. Effective sales have been allocated to Rate Classes using billed MWh sales for year 2024.

APPENDIX C

ATTACHMENT 7

Quantifiable Benefits to Customers

[To be updated]

[Workpapers to be attached]

APPENDIX C

ATTACHMENT 8

Form of Company Certification

[ , 20 ]

[ ]
Chief Clerk
North Carolina Utilities Commission
4325 Mail Service Center
Raleigh, North Carolina 27603-5918

Re:	Duke Energy Progress, LLC’s Company Certification Docket No. E-2, Sub 1370

Dear Chief Clerk [ ],

Duke Energy Progress, LLC (DEP) submits this Certification pursuant to Ordering Paragraph 29 of the Financing Order in Docket No. E-2, Sub 1370 (the “Financing Order”). All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated [ , 20 ], DEP has set forth the following particulars of the Storm Recovery Bonds:

Name of Storm Recovery Bonds: [ ]

Name of SPE: [ ]

Name of Storm Recovery Bond Trustee:[ ]

Closing Date: [ , 20 ]

Expected Bond Ratings1: Moody’s [Aaa(sf)]; Standard & Poor’s [AAA(sf)](final ratings to be received prior to closing)

Total Principal Amount of Storm Recovery Bonds to be Issued: $ (See Attach. 1)

Estimated up-front Financing Costs: $ (See Attach. 2)

Interest Rates and Expected Amortization Schedule: (See Attach. 3)

Distributions to Investors: Semiannually

Weighted Average Coupon Rate2:      %

Annualized Weighted Average Yield:      %3

Initial Balance of capital subaccount: $

Estimated/Actual ongoing Financing Costs for first year of Storm Recovery Bonds:

$[ ]

As required by the Financing Order, DEP prepared a comparison between the net present value of costs to customers that are estimated to result from the issuance of Storm Recovery Bonds and the costs that would result from the application of the traditional method of recovering Storm Recovery Costs from customers.

1 DEP anticipates receiving bond ratings from at least two major rating agencies.

2 Weighted by modified duration and principal amount of each tranche.

3 Weighted by modified duration and principal amount, calculated including selling commissions.

APPENDIX C

ATTACHMENT 8

In accordance with the procedures set forth in the Financing Order, the following actions were taken in connection with the structuring and pricing and Financing Costs of the Storm Recovery Bonds in order to satisfy the statutory cost objectives:

•	[Formal Steps to be included in final Issuance Advice Letter based on what actions were taken in connection with the structuring and pricing]

Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of this Financing Order, DEP certifies the statutory requirements for issuance of a Financing Order and Storm Recovery Bonds have been met, specifically that the issuance of the Storm Recovery Bonds on behalf of DEP and the imposition and collecting of Storm Recovery Charges authorized by this Financing Order provide quantifiable benefits to customers of DEP as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and that the structuring and pricing of the Storm Recovery Bonds issued on behalf of DEP result in the lowest Storm Recovery Charges payable by the customers of DEP consistent with market conditions at the time such Storm Recovery Bonds are priced and the terms set forth in the Financing Order.

This certification is being provided to the Commission by DEP in accordance with the terms of the Financing Order, and no one other than the Commission shall be entitled to rely on the certification provided herein for any purpose.

Respectfully Submitted,

Duke Energy Progress, LLC